Exhibit 2.1

Execution Version

INTEREST PURCHASE AGREEMENT
BY AND AMONG
 ENERGY 11 OPERATING COMPANY, LLC,
KAISER ACQUISITION AND DEVELOPMENT - WHITING, LLC,
KAISER ACQUISITION AND DEVELOPMENT, LLC,

AND

 GEORGE B. KAISER

March 8, 2017

TABLE OF CONTENTS

-i-

-ii-

Exhibit A – Leases
Exhibit A-1 – Wells; Allocated Values
Exhibit A-2 – Units; Allocated Values
Exhibit A-3 – Certain Excluded Properties
Exhibit A-4 – Fee Simple Interests
Exhibit A-5 – Gathering Systems
Exhibit A-6 – Personal Property
Exhibit B – Form of Non-Foreign Affidavit
Exhibit C – Form of First Amended and Restated Target Operating Agreement

-iii-

Exhibit D – Form of Assignment
Exhibit E – Form of Mortgage
Exhibit F – Form of Seller Note

Owners’ Disclosure Schedule

-iv-

INTEREST PURCHASE AGREEMENT
This Interest Purchase Agreement (this “Agreement”) is entered into as of March 8, 2017 (the “Execution Date”), by and among Energy 11 Operating Company, LLC, a Delaware limited liability company (“Buyer”), Kaiser Acquisition and Development - Whiting, LLC, an Oklahoma limited liability company (“Target”), and Kaiser Acquisition and Development, LLC, an Oklahoma limited liability company and George B. Kaiser (Kaiser Acquisition and Development, LLC and George B. Kaiser are collectively referred to herein as the “Seller”, and together, with Target, the “Owners”). Buyer and Owners are referred to collectively herein as the “Parties.”
WHEREAS, Seller owns all of the issued and outstanding limited liability company interests of Target (the “Interests”), which Interests are divided into two classes: the Class A Interests (as defined below) and the Class B Interests (as defined below);
WHEREAS, Nominee is the legal owner of record of, and Target is the owner of all beneficial interests in, the Properties; and
WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, 100% of the issued and outstanding Class A Interests (collectively, the “Transferred Interests”) in return for cash.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
ARTICLE I
 DEFINITIONS
The following terms used in this Agreement have the following meanings:
“Accounting Arbitrator” has the meaning set forth in Section 2.06.
“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
“AFEs” has the meaning set forth in Section 5.25.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Agreement” has the meaning set forth in the preamble, as the same may be amended, modified or supplemented from time to time.
“Aggregate Threshold” means $750,000.
“Allocated Value” has the meaning set forth in Section 3.03.
“Assignment” has the meaning set forth in Section 2.08(f).
“Asset Taxes” means ad valorem, property, excise, production, severance and similar taxes (including any interest, fine, penalty or additions to tax imposed by a governmental authority in connection with such taxes).
“Attorney-Client Communication” means any communication occurring on or prior to Closing between Law Firm on the one hand and any Owner, the Manager, the Nominee or any of their respective Affiliates on the other hand that in any way relates to the Transactions, including any representation, warranty, or covenant of any party under this Agreement or any Transaction Document.
“Basic Documents” means all written contracts or agreements to which Target is a party to or to which the Properties are bound, including the following types of contracts and agreements: Leases; all existing and valid Hydrocarbon sales agreements, operating agreements, gathering agreements, treatment agreements, compression agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing agreements, balancing agreements, partnership and joint venture agreements, salt water disposal agreements, injection agreements, development agreements, participation agreements and any and all other contracts, agreements and instruments, in each case, to the extent the above agreements cover, are attributable to or are related to the Fee Simple Interests, Wells, Gathering Systems, Personal Property, Easements, Permits or other Properties; insofar and only insofar as the foregoing relate to the Properties, are in writing, and are executory contracts as of the Closing; provided, however, the term “Basic Documents” shall not include (and all of the following shall be excluded from the Transactions and retained by Seller) (i) any contract or agreement which expressly precludes assignment for which Seller, using its reasonable efforts, cannot secure a waiver or consent to assignment prior to Closing by the other party(ies) to such contract or agreement (but excluding any such contract or agreement which provides for a “soft” consent not to be unreasonably withheld), or (ii) any Debt or Hedge Contract (and the obligations and Liabilities thereunder).
“Beneficial Ownership” means the beneficial ownership of the Properties, including all rights to the revenues, proceeds and other economic benefits derived from or in respect of the ownership, development, exploration, use and operation of the Properties.
“Burden” means any and all (i) royalties (including lessors’ royalties and non-participating royalties), overriding royalties, net profits interests, and other similar burdens upon, measured by or payable out of production and reversionary interests and (ii) after payout interests, including those described on Exhibit A-1.
“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Tulsa, Oklahoma are authorized or required by law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).
“Casualty Loss” means, collectively (a) the damage or destruction of any Property by fire or other casualty, and (b) any Condemnation.
“Claim Notice” has the meaning set forth in Section 9.04(a).
“Class A Interests” means that portion of the Interests that represents the equity interests of Seller in the Target with respect to the Whiting Properties, and the rights and obligations of which are set forth in the Target Operating Agreement.
“Class B Interests” means that portion of the Interests that represents the non-economic interests of Seller in the Target, and the rights and obligations of which are set forth in the Target Operating Agreement.

“Closing” has the meaning set forth in Section 2.07.
“Closing Date” has the meaning set forth in Section 2.07.
“Closing Date Statement” has the meaning set forth in Section 2.05.
“Closing Purchase Price” has the meaning set forth in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Condemnation” means the taking of any Property in condemnation or under the right of eminent domain or similar proceedings for such purposes.
“Confidential Information” means any information concerning (a) the business and affairs of Target and its Affiliates, and (b) the Properties, excluding any information that is already generally available to the public or becomes generally available to the public other than as the result of a disclosure by Buyer, or was already known or disclosed (without obligation of confidentiality) to Buyer or any of its Affiliates, officers, employees, advisors or other representatives prior to being furnished by Seller, Manager, Target or any of their Affiliates.
“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom, if the same are customarily obtained subsequent to such sale or conveyance.
“Debt” means any indebtedness for borrowed money, any deferred payment of purchase price for any property or asset, any carry obligation, any payment obligation under a Hedge Contract or other debt instrument, any guaranties, endorsements, assumptions or other contingent obligations in respect of any indebtedness of others, and including any note, indenture, mortgage, security interest, loan, credit agreement, financing lease or guarantee of any indebtedness for borrowed money.
“Defect Arbitration Date” has the meaning set forth in Section 3.11(c).
“Defective Support Property” has the meaning set forth in Section 3.07(a)(v).
“Defensible Title” means such Record Title held by Nominee and Beneficial Ownership held by Target that, collectively, as of the Effective Time and the Closing Date and subject to and except for the Permitted Liens:
(a)          with respect to each Well and Unit, entitles Target to receive not less than the Net Revenue Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit, for all Hydrocarbons produced, saved and marketed from such Well or Unit, as applicable, all without reduction, suspension or termination of such interest throughout the duration of the productive life of such Well or Unit, as applicable;
(b)          with respect to each Well and Unit, obligates Target to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well or Unit of not more than the Working Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit throughout the productive life of such Subject Well, all without increase of such interest throughout the duration of the productive life of such Well or Unit, as applicable, except increases to the extent that such increases are accompanied by a proportionate increase in Target’s Net Revenue Interest in such Well or Unit, as applicable; and

(c)          is free and clear of all Liens, defects, and other impediments.
“Deposit” has the meaning set forth in Section 2.02(a).
“Disallowed Expenses” means any and all Operating Expenses that are incurred, or otherwise contracted or consented to, by or on behalf of Target or Nominee at any time during the period from the Effective Time until Closing (or that are otherwise attributable to the ownership or operation of the Properties from and after the Effective Time) and that (a) were not incurred in the Ordinary Course of Business, or (b) were not incurred in compliance with the terms of this Agreement.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof, subject to revision and modification as set forth in Section 5.28.
“Dispute Notice” has the meaning set forth in Section 2.06.
“Effective Time” means February 1, 2017, at 12:01 a.m. local time where the Properties are located.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement.
“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes a Property (or Target or Nominee with respect to a Property) not to be in material compliance with any Environmental Law or in material compliance with the terms of the Leases or Material Contracts, but only with respect to such Lease or Material Contract terms that relate to environmental matters, or (b) the existence, with respect to a Property or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by or related to a Property for which reporting, remedial or corrective action is required as of the Execution Date (or if known by Target, Seller or any Governmental Entity, would be required) under Environmental Laws or under those terms of the Leases or Material Contracts that relate to environmental matters.
“Environmental Laws” means any and all Laws pertaining to health, the environment, hazardous materials, wildlife, or natural resources in effect in any jurisdiction in which any of the Properties are located or that otherwise have jurisdiction over Target, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, and the Hazardous Materials Transportation Act, as amended, as each of the foregoing are enacted and in effect on or prior to the Closing Date.  Unless expressly included in and required by applicable requirements of any Law that would otherwise constitute an “Environmental Law”, “Environmental Laws” do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended but not required by a Governmental Entity.  Furthermore, except to the extent the following relate to Hazardous Substances, “Environmental Laws” do not include the Occupational Health and Safety Act or any other Law governing worker safety or workplace conditions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Properties” means all of Target’s and Nominee’s, as applicable, right, title and interest in and to the following, all which are specifically reserved by Target and Nominee and excluded from the transactions contemplated by this Agreement:
(a)	all fee mineral interests located in Sections 7 and 18, Township 154N, Range 92W, Mountrail County, North Dakota, including any self-developed or participating mineral interests;
(b)
surface rights located in Section 7, Township 154N, Range 91W, Mountrail County, North Dakota consisting of approximately 20 acres used for an equipment storage yard more specifically described on the attached Exhibit A-3;

(c)
all Working Interests and associated Net Revenue Interests (excluding overriding royalty interests which are Properties included in the transactions contemplated by this Agreement) located in Sections 27, 28, 29 and 33, Township 153N, Range 92W, Mountrail County, North Dakota more specifically described on the attached Exhibit A-3; and

(d)
all Leases (as defined hereafter), Basic Documents, Records (as defined hereafter) and other interests covered by this Agreement insofar as the same directly relate to lands covered by the Leases to the extent located outside of the geographic boundaries (section, township and range) of the designated pooled units described in Exhibit A-2.

“Exclusive Remedy Provisions” has the meaning set forth in Section 9.06.
“Final Purchase Price” has the meaning set forth in Section 2.06.
“Final Settlement Date” has the meaning set forth in Section 2.06.
“Final Settlement Statement” has the meaning set forth in Section 2.06.
“Financial Statements” has the meaning set forth in Section 6.01(b).
“Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.01 (excluding only Section 4.01(f)), 5.01, 5.02, 5.03, 5.04, 5.13, 5.16, 5.17 and 5.18.
“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Entity” means any federal, state, provincial, regional, territorial or local government (including any de facto government) or political subdivision thereof; any administrative, regulatory, executive, legislative or judicial body or authority; any international body, authority, organization or association; any ministry, department, court, commission, committee, bureau, board, agency, or instrumentality or similar entity of any of the foregoing, and any arbitrator or arbitral panel.
“Hazardous Substances” means any material, substance or waste classified, characterized or otherwise regulated as “hazardous,” “toxic,” or a “pollutant” or “contaminant” under (or is otherwise regulated, restricted or subject to reporting and recordkeeping under) Environmental Laws, including friable asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum hydrocarbons or any fractum or byproduct thereof.

“Hedge Contract” shall mean any contract or agreement to which Target or Seller or any of their respective Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil, gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, any constitutes thereof, and any minerals produced in association therewith.
“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, gross income (other than severance taxes), adjusted gross income, or some derivative thereof, including any interest, penalty, or addition thereto, whether disputed or not.
“Indemnified Party” means the member of the Buyer Indemnitees or Seller Indemnitees, as applicable, that is entitled to indemnification hereunder with respect to a particular Liability.
“Indemnifying Party” means the Party hereunder that is responsible for an indemnification obligation hereunder with respect to a particular Liability.
“Individual Claim Threshold” means $100,000.
“Interests” has the meaning set forth in the recitals.  As of the Execution, the Interests are represented by and consist of all of the issued and outstanding Class A Interests and Class B Interests.
“Kaiser” means George B. Kaiser, a natural person and resident of Tulsa, Oklahoma, and owner of a majority of the Interests.
“Knowledge” means actual knowledge without independent investigation.  For purposes of this Agreement, “Knowledge of Seller” means the Knowledge of the Manager, Don Millican, Jim Sullivan, Steve Amos, Charles Lock, Dennis Beccue, Kaiser and/or Tom Redman, and “Knowledge of Buyer” means the Knowledge of Chip Keating, Cliff Merritt and Michael Mallick.
“Law Firm” means Frederic Dorwart, Lawyers, in Tulsa, Oklahoma.
“Laws” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, permit, decree or other official act of or by any Governmental Entity as each of the foregoing are issued or enacted and in effect on or prior to the Closing Date.
“Lease Owned” means any personal property or fixture asset in which Target or Nominee owns an interest related to the current operation of a Well or Wells which was charged to the joint account of the working interest owners in such Well or Wells, excluding items considered part of overhead.
 “Liability” means any liability, duty, obligation, demand, claim, cause of action, suit, proceeding, hearing, investigation, charge, complaint, assessment, loss, damage, diminution in value, payment, cost or expense, or judgment (including, without limitation, any interest, fine, penalty and reasonable external attorneys’, technical experts’, and expert witnesses’ fees and expenses incurred in connection therewith, and any such costs related to enforcement of an indemnity hereunder) of every type and nature whatsoever (whether or not arising out of Third Party Claims or direct claims).
“Lien” means any mortgage, pledge, lien, encumbrance, charge, or security interest.
“Manager” means Kaiser-Francis Management Company, L.L.C., an Oklahoma limited liability company and the sole manager of Target.
“Material Adverse Effect” or “Material Adverse Change” means:
(a)          as to any Party (other than Target), any change, event or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) which, individually or in the aggregate, (x) has materially impaired or would be reasonably likely to materially impair, in each case, such Person’s ability to consummate the transactions contemplated by this Agreement or (y) prevents the consummation of any of the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (i) any change, effect, condition, development, occurrence, event or circumstance arising from or relating to (A) general business or economic conditions, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in United States GAAP or any interpretation, implementation or enforcement thereof, (E) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any interpretation, implementation or enforcement thereof, or (F) the taking of any action required by this Agreement or any Transaction Document, (ii) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast, (iii) changes in oil, gas or other commodity prices, (iv) changes in or conditions (A) generally affecting the oil and gas exploration, development and/or production industry or industries or (B) generally affecting such industry or industries in North Dakota, (v) changes in or recalculations in oil, gas and other hydrocarbon reserves or reserve categories, (vi) any results of drilling or changes in the rates of production of any Wells, (vii) acts of God, including floods, earthquakes, hurricanes, storms and other natural disasters, and (viii) changes resulting from the announcement of any of the Transactions or from entering into or consummating any of the Transactions; and
(b)          as to Target or Nominee, any change, effect, condition, development, occurrence, event or circumstance which, individually or in the aggregate, has materially and adversely affected, or would be reasonably likely to materially and adversely affect, the assets (including the Properties), liabilities or operations of such Person, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (i) any change, effect, condition, development, occurrence, event or circumstance arising from or relating to (A) general business or economic conditions, including such conditions related to the Properties, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in United States GAAP or any interpretation, implementation or enforcement thereof, (E) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any interpretation, implementation or enforcement thereof, or (F) the taking of any action required by this Agreement or any Transaction Document, (ii) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast, (iii) changes in oil, gas or other commodity prices, (iv) changes in or conditions (A) generally affecting the oil and gas exploration, development and/or production industry or industries or (B) generally affecting such industry or industries in North Dakota, (v) changes in or recalculations in oil, gas and other hydrocarbon reserves or reserve categories, (vi) any results of drilling or changes in the rates of production of any Wells, (vii) acts of God, including floods, earthquakes, hurricanes, storms and other natural disasters, and (viii) changes resulting from the announcement of any of the Transactions or from entering into or consummating any of the Transactions; except, in the cases of clauses (i) and (iv) above, to the extent the items described in such clauses disproportionately affect Target, Nominee or the Properties, as applicable, as compared with other Persons or assets engaged in the oil and gas industry in the area where the Properties are located, in which case such changes, effects, conditions, developments, occurrences, events and/or circumstances may be deemed to constitute, and shall be taken into account in determining, whether a Material Adverse Effect or Material Adverse Change has occurred or would be reasonably likely to occur.
“Material Contracts” means any Basic Document: (A) which provides for payments by Target (or Nominee, as holder of Record Title to the Properties) that can reasonably be expected to result in aggregate payments of more than $250,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Basic Document (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); (B) which provides for revenues to Target (or Nominee, as holder of Record Title to the Properties) that can reasonably be expected to result in aggregate revenues of more than $250,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Basic Document (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues); or (C) that is one or more of the following types: (i) contracts for the gathering, transportation, storing, treating, processing, sale, exchange or other disposition of Hydrocarbons produced from the Properties that is not cancelable by Target without penalty on not more than 30 days prior notice; (ii) a contract requiring Target (or Nominee, as holder of Record Title to the Properties), after the Effective Time, to sell, lease, farmout or otherwise dispose of any interests in any Property or carry or pay the costs of another Person in connection with any Property; (iii) any Tax partnership(s) to which Target (or Nominee, as holder of Record Title to the Properties) is subject; (iv) operating agreement(s), unit agreements or unit operating agreements to which any of the Properties are subject; (v) any purchase, acquisition, sales, farmin, farmout, exploration, joint development, participation or similar agreement to which any of the Properties are subject; (vi) any option to purchase or call on Hydrocarbons produced from the Properties, or any production payment agreement or net profits interest related to the Properties that will be binding on Target, Nominee or Buyer after the

Effective Time; (vii) agreements creating any area of mutual interest; (viii) contracts or agreements of Target containing any limitation on the ability to engage in any line of business or any oil and gas exploration or production activity or otherwise compete with any Person or in any geographic area; (ix) operating bonds and letters of credit with respect to which Target is liable or contingently liable; (x) contracts or agreements requiring the dedication to any Person of any acreage under any Lease; (xi) contracts or agreements between Target, on the one hand, and Nominee, or Seller or any officer, director, member, manager or other Affiliate of Seller or Target, on the other hand, which will be binding on Target or the Properties or the Transferred Interests on or after Closing or result in any upward adjustment to the Purchase Price; or (xii) contracts or agreements for the incurrence or guarantee of any indebtedness for borrowed money or any guarantee of another Person or that create or include any carry obligations, or that constitute any Debt or Hedge Contract, or the primary purpose of which is to indemnify another Person that will be binding on Buyer or affect the ownership, operation or value of the Properties after Closing; (xiii) settlement agreements or orders of Governmental Entities that are material and would be binding on Buyer or affect the ownership, operation or value of the Properties after Closing, or (xiv) contracts or agreements that constitute a lease under which Target is the lessor or lessee of real or personal property (other than the Leases), provided that "Material Contracts" will not include any credit agreement or loan document (or related security document) to which Kaiser (and not Target) is a party which (A) will not burden the Transferred Interests or the Properties at or after Closing and (B) will not result in any adjustment to the Purchase Price.
“Mortgage” has the meaning set forth in Section 2.08(n).
“Net Equity Proceeds” means all of the gross cash proceeds received by or on behalf of Buyer for the issuance of equity interests in or by Buyer or capital or equity contributions or commitments to Buyer, net of customary brokerage fees actually paid by Buyer in connection therewith, but in no event shall such brokerage fees exceed the commissions paid to such brokers as of the date of the Seller Note.
“Net Revenue Interest” means the percentage share in all oil, gas and other Hydrocarbons produced from or allocated to a Well or Unit after giving effect to all Burdens applicable thereto.
“Nominee” means Kaiser-Francis Oil Company, a Delaware company.
“Non-Party Properties” has the meaning set forth in Section 6.08.
“NORM” has the meaning set forth in Section 3.08.
“Offset” has the meaning set forth Section 2.10(a).
“Offset Claim” has the meaning set forth Section 2.10(a).
“Offset Claim Notice” has the meaning set forth Section 2.10(a).
“Offset Reversal” has the meaning set forth Section 2.10(c).
“Operating Expenses” means all operating expenses (including costs of insurance and Asset Taxes) and capital expenditures, in each case, of Target incurred in connection with the ownership and operation of the Properties, and overhead costs charged to the Properties under the relevant operating agreement, facilities agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Law, (b) obligations relating to the abandonment or plugging of wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such wells, facilities and pits, (c) Liabilities associated with Environmental Conditions (provided that for the purposes of this definition of “Operating Expenses,” Liabilities associated with Environmental Conditions shall not include any cost or expense incurred in the Ordinary Course of Business to achieve or maintain ongoing compliance with Environmental Laws), (d) obligations with respect to imbalances, (e) obligations to pay royalty owners, overriding royalty owners or other Burden owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense, (f) costs to cure any Title Defects, and (g) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (f), whether such claims are made pursuant to contract or otherwise.
“Ordinary Course of Business” means the ordinary course of business in day-to-day operations in compliance with applicable Laws, consistent with past custom and practice (including with respect to quantity and frequency).
“Outside Termination Date” has the meaning set forth in Section 10.01(e).
“Owners” has the meaning set forth in the preamble.
“Party” and “Parties” have the meanings set forth in the preamble.
“Pending Claims” has the meaning set forth Section 2.10(a).
“Pending Offset Amount” has the meaning set forth Section 2.10(a).
“Permitted Liens” means any of the following:
(a)          Liens that arise under operating agreements to secure payment of amounts not yet delinquent and that are of a type and nature customary in the oil and gas industry;
(b)          Liens that arise as a result of pooling and unitization agreements, declarations, orders, or laws to secure payment of amounts not yet delinquent;
(c)          Liens securing payments to mechanics and materialmen and payment of taxes or assessments that are, in either case, not yet delinquent;
(d)          all Burdens created or in existence as of the Effective Time, in each case, that do not, and will not reasonably be expected in the future (other than. as indicated on Exhibit A-1 or Exhibit A-2, by payout interests), operate to (i) reduce the Net Revenue Interest for any Well or Unit below the Net Revenue Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit, or (ii) increase the Working Interest for any Well or Unit above the Working Interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit (in each case, without a corresponding increase in the Net Revenue Interest for such Well or Unit);
(e)          easements, rights–of–way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Properties that do not interfere materially with the ownership, operation, value, or use of the Property affected;
(f)          rights reserved to or vested in any Governmental Entity and all applicable Laws, in each case (i) to control or regulate any Property in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Property, or (iii) to enforce any obligations or duties affecting the Properties to any Governmental Entity with respect to any franchise, grant, license or permit;
(g)          preferential rights to purchase and required Third Party Consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) required notices have been given to the holders of such rights and any time period for asserting such rights has expired without an exercise of such rights;
(h)          all Customary Post-Closing Consents;
(i)          provided the same have not been triggered, conventional rights of reassignment upon final intention to abandon or release a Property; and
(j)          any depth limitations expressly described in Exhibit A, Exhibit A-1 or Exhibit A-2, as applicable.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Post-Agreement Disclosures” has the meaning set forth in Section 5.28.
“Property” or “Properties” means, except for the Excluded Properties, all of Target’s and Nominee’s, as applicable, right, title and interest in and to the following:
(a)          all oil, gas and mineral leases, and mineral fee interests of Target (and only Target, or Nominee as holder of Record Title on interests as to which Target has Beneficial Ownership) described on Exhibit A and any ratifications, extensions or amendments of the same, whether or not they are listed on Exhibit A, and the leasehold interests, operating rights, working interests, net revenue interests, overriding royalty interests, net profit interests, reversionary interests, and other rights or interests to Hydrocarbons therein or in the lands covered thereby or pooled, unitized, or communitized therewith, whether producing or non-producing, in each case, subject to any depth limitations described on Exhibit A, (collectively, the “Leases”);
(b)          the fee simple mineral interests and fee simple surface interests described on Exhibit A-4 (the “Fee Simple Interests”);
(c)          the Wells;
(d)          the gathering systems and the associated facilities described on Exhibit A-5, (collectively, the “Gathering Systems”) and any improvements, pipelines, easements, surface use agreements, rights-of-way, contracts, equipment and permits related thereto;
(e)          all (i) equipment, fixtures, improvements, and other real, personal and mixed property appurtenant to or used or held for use in connection with the production, gathering, treatment, processing, storing, transporting, sale or disposal of Hydrocarbons or water produced from the Wells, including all such equipment installed, or in the process of being installed, on any Lease as of the Effective Time, in the case of each of the foregoing, to the extent Lease Owned, and (ii) personal property described on Exhibit A-6 (but excluding any and all equipment and other personal and mixed property on, in, under, across or otherwise affecting the Properties (including, without limitation, oil and gas gathering lines, gathering system components, and LACT units)

owned by Kaiser-Whiting Plant, LLC, an Affiliate of Target, as beneficial owner, and owned of record by Nominee or an affiliate) (collectively, the “Personal Property”);
(f)          all unitization, pooling, communitization agreements, declarations and orders, and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, in the case, to the extent attributable to the on the lands covered by the Leases and all lands pooled or unitized therewith (such unit and pooling arrangements, the “Units”);
(g)          all Basic Documents;
(h)          all easements, rights-of-way, surface fee interests, surface leases, surface use agreements and other surface usage rights existing as of the Closing Date primarily used or held for use in connection with the ownership or operation of the Properties (the “Easements”);
(i)          any permit, license, right consent, registration, order, approval, variance, exemption, waiver, or other authorization, in each case, of a Governmental Authority primarily relating to the ownership or operation of the Properties (the “Permits”);
(j)          all Records;
(k)          all Hydrocarbons stored upon, attributable to, or produced from the above–described interests from and after the Effective Time, and the proceeds thereof;
(l)          all data, core and fluid samples and analyses, and all engineering and geological information and records relating to the Units or Wells in Target’s possession or control, but excluding all internally generated reserve reports and working papers of Target and Nominee; and
(m)          all (i) audit rights, rights to receive refunds or payments of any nature, and all amounts of money, relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition of the Properties after the Effective Time, and (ii) claims, rights, demands, causes of action, suits, actions, judgments, damages, awards, recoveries, settlements, indemnities, rights to insurance proceeds, duties, obligations and liabilities in favor of or owed to Target or Seller and relating to any Liabilities for which Buyer is responsible after Closing or arising from acts, omissions or events, or damage to or destruction of Properties occurring from and after the Effective Time.
“Purchase Price” has the meaning set forth in Section 2.03.
“Record Title” means the legal and of record ownership of the Properties.
“Records” means Target’s records and data (including electronic data) to the extent related to the Properties, including lease files, land files, well files, division order files, abstracts, title files, surveys, engineering and/or production files, and accounting and Tax records; provided, that the “Records” shall not include any of the following: (i) the Target’s and Nominee’s financial and general tax files and records, (ii) all legal records and legal files of Target and Nominee that are work product of and attorney-client communications with any of Target’s and Nominee’s legal counsel (other than title opinions, Leases and easements), (iii) any Record to the extent that: (A) disclosure of such Record is restricted by third-party agreement or applicable Law and (B) Seller is unable to obtain, using commercially reasonable efforts, a waiver of, or otherwise satisfy, such disclosure restriction (provided that Seller shall not be required to provide consideration or undertake obligations to or for the benefit of the holders of such rights in order to obtain any necessary consent or waiver); provided, that Seller shall disclose to Buyer the general nature of any such Records that cannot be disclosed or assigned, unless (x) confidentiality restrictions prohibit disclosure of the general nature of such data, in which case Seller shall so advise Buyer to the extent permitted by such restrictions, or (y) the disclosure of such data would adversely affect attorney-client privilege, (iv) computer software, (v) Records relating to the sale of the Properties or Interests, including bids received from and records of negotiations with such parties, (vi) any other Records to the extent constituting excluded assets, (vii) contracts and agreements of no further force and effect as of the Effective Time, and (viii) except for data, core and fluid samples and analyses and engineering and geological information and records, any of Target’s or Seller’s reserve studies, estimates, analyses and evaluations, engineering studies and economic studies and all internally generated reserve reports and working papers.  “Records” means originals of the Records that pertain to the Properties, when available and, if originals are not available, copies (including digital copies, when available).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meanings set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 9.03.
“Seller Note” has the meaning set forth in Section 2.03(a).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target” has the meaning set forth in the preamble.
“Target Closing Date” has the meaning set forth in Section 2.07.
“Target Operating Agreement” means the Operating Agreement of Target dated effective as of February 21, 2017.
“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Allocation Methodology” means, with respect to any period beginning on or before but ending after the Effective Time, apportioning any Asset Taxes of Target for such period between the period ending on and including the Effective Time and the period beginning after the Effective Time as follows: (A) in the case of Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning at the Effective Time.  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning at the Effective Time. Allocation of Asset Taxes between Owners and Buyer as provided in this Agreement, and respecting the Parties’ respective pro-rata ownership in and to the Interests, shall be determined in accordance with the Tax Allocation Methodology.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than Seller, Buyer, Nominee, Manager, Target or an Affiliate of any of the foregoing.
“Third-Party Claim” has the meaning set forth in Section 9.04(b).
“Third Party Consents” means all consents, permissions, and approvals by Third Parties required in order to sell or transfer the Transferred Interests or Record Title to an undivided interest in the Properties to Buyer, including consents, and approvals of lessors, lending institutions, creditors, and Governmental Entities; provided, however, that required notices to Third Parties that do not have a right to consent to or approve any of the Transactions shall not be considered “Third Party Consents” provided that such notices have been timely delivered to such Third Parties by Target.
“Title Arbitrator” has the meaning set forth in Section 3.11(d).
“Title Benefit” means such Record Title held by Nominee and Beneficial Ownership held by Target that, collectively, as of the Effective Time and the Closing Date and subject to and except for Permitted Liens, operates to increase the Net Revenue Interest of Target in a Well or Unit above that set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Well or Unit, without causing a greater than proportionate increase in Working Interest of Target in such Well or Unit.
“Title Benefit Amount” has the meaning set forth in Section 3.06(a).
“Title Defect” means any breach of the representations and warranties in Section 3.01(a) or Section 3.01(b).
“Title Defect Amount” has the meaning set forth in Section 3.06(a).
“Title Defect Claim Date” has the meaning set forth in Section 3.04(a).
“Transaction” or “Transactions” means the negotiation, preparation, execution, and delivery of this Agreement, the Exhibits and Disclosure Schedules hereto, and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.

“Transaction Documents” means (a) this Agreement, (b) those documents, contracts and other instruments required to be delivered by the Parties at Closing pursuant to Section 2.08, and (c) those documents and instruments entered into by Target and Nominee in furtherance of the covenants contained in Section 6.08.
“Transferred Interests” has the meaning set forth in the recitals.
“UCC Financing Statement” has the meaning set forth in Section 2.08(n).
“Wells” means all oil, gas, injection, disposal, water and other wells, whether producing, operating, shut-in or temporarily abandoned, located on the lands covered by the Leases and all lands pooled or unitized therewith, including without limitation those Wells described on Exhibit A-1.
“Whiting Properties” means those certain Properties as more particularly described on Exhibits A, A-1 and A-2.
“Working Interest” means a fraction or percentage in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, insofar as said interest in said leasehold estate is burdened with the obligation to bear and pay the costs and expenses associated with the maintenance, exploration, development, operation and abandonment, but without regard to the effect of any Burdens, but subject to any after payout interests described on Exhibit A-1.
ARTICLE II
 PURCHASE AND SALE OF INTERESTS
Section 2.01                    Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer at the Closing, but (for certain economic purposes as set forth in this Agreement) effective as of the Effective Time, the Transferred Interests for the consideration specified below in this Article II.
Section 2.02                    Deposit.
(a)          Within two Business Days of the execution of this Agreement, Buyer shall tender to Seller an aggregate amount equal to $1,000,000, in cash, by wire transfer or delivery of other immediately available funds as a performance deposit (the “Deposit”).
(b)          The Deposit shall be held by Seller pursuant to the terms of this Agreement.
(c)          At Closing, the Deposit held by Seller shall be applied towards payment of the Closing Purchase Price.
(d)          If the Closing does not occur, the provisions of Section 10.02 shall apply with respect to the Deposit.
Section 2.03                    Purchase Price.
(a)          In consideration for the sale of the Transferred Interests, and subject to the terms and conditions contained in this Agreement, Buyer agrees to pay Seller an aggregate sum equal to

$53,000,000.00, which sum shall be payable at the Closing (collectively, the “Purchase Price”), subject to adjustment as provided herein (as adjusted at Closing pursuant to Section 2.04 and otherwise herein, the “Closing Purchase Price”).  The Closing Purchase Price shall be paid at Closing by Buyer by delivering (x) 100% of the Net Equity Proceeds received by or on behalf of Buyer, or otherwise attributable to such period, for each calendar month commencing with the calendar month ending March 31, 2017, and continuing through the last day of the calendar month ending immediately prior to the Closing Date, less the Deposit, in cash by wire transfer or delivery of other immediately available funds to the account of Seller set forth in the Closing Date Statement; and (y) to Seller a promissory note payable to Seller in an original principal amount equal to the difference between the Closing Purchase Price minus the amount paid pursuant to subclause (x) above and minus the Deposit, in the form attached hereto as Exhibit F (the “Seller Note”).
(b)          The terms hereof are NOT contingent upon Buyer obtaining financing. Buyer understands and agrees that neither its receipt of a commitment from such a lending institution, its acceptance of such a commitment, nor its satisfaction of any condition set forth in such a commitment shall in any way be a condition of Buyer’s obligations under this Agreement.  Owners make no representation or warranty as to Buyer’s ability to obtain financing.
Section 2.04                    Adjustments to Purchase Price.  The Purchase Price shall be adjusted at the Closing Date and at the Final Settlement Date as follows:
(a)          The Purchase Price shall be adjusted upward by the sum of the following, without duplication:
(i) the value of all merchantable allowable Hydrocarbons in storage above the pipeline connection at the Effective Time, and not previously sold, that is credited to the Properties, such value to be the actual sales price for such Hydrocarbons, or if not yet sold or the actual sales price is not known as of the time of preparation of the Closing Settlement Statement, then the market price as of the Effective Time, less taxes, gravity adjustments and other costs deducted by the purchaser of such Hydrocarbons;
(ii) the amount of all Operating Expenses which relate to and were incurred during any period from and after the Effective Time (or, if relating to a period that is in part from and after the Effective Time, that part of such Operating Expenses that relate to the period from and after the Effective Time) and that are paid by or on behalf of Target prior to the Closing Date in connection with the operation and development of the Properties from and after the Effective Time, but excluding any and all Disallowed Expenses;
(iii) an amount equal to all prepaid expenses attributable to the Properties that are paid by or on behalf of Target prior to the Closing Date and that are, in accordance with GAAP (except for Asset Taxes, in which case in accordance with the Tax Allocation Methodology), attributable to the ownership or operation of the Properties during the period from and after the Effective Time (or, if relating to a period that is in part from and after the Effective Time, that part of such expenditures that relates to the period from and after the Effective Time) including, without limitation, prepaid utility charges, prepaid

Asset Taxes (but not including Income Taxes, franchise taxes or gross receipts taxes) based upon or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom, but excluding any and all Disallowed Expenses;
(iv) any other amount required under this Agreement or otherwise agreed upon by Buyer and Owners to be added to the Purchase Price.
(b)          The Purchase Price shall be adjusted downward by the sum of the following, without duplication:
(i) the amount of all proceeds actually received by or on behalf of Target prior to the Closing Date and attributable to Hydrocarbon production from the Properties from and after the Effective Time, less amounts actually paid by or on behalf of Target as Burdens or as production, gathering, processing and transportation costs, and less any production, severance, sales or excise Taxes not reimbursed to Target by the purchaser of such Hydrocarbon production, to the extent such deductions are not otherwise accounted for in an any upward adjustment to the Purchase Price;
(ii) an amount equal to all Asset Taxes (but not including Income Taxes, franchise taxes or gross receipts taxes) that are (A) unpaid as of the Closing Date, (B) based upon or measured by the ownership of the Properties or the production of Hydrocarbons therefrom (including the receipt of proceeds therefrom) and (C) accruing to the Properties in accordance with the Tax Allocation Methodology prior to the Effective Time, which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the preceding calendar year or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended;
(iii) the amount of all Operating Expenses which relate to any period prior to the Effective Time (or, if relating to a period that is in part prior to the Effective Time, that part of such Operating Expenses that relate to the period prior to the Effective Time) and that are unpaid as of the Closing Date, and the amount of all Disallowed Expenses that are unpaid as of the Closing Date; and
(iv) any other amounts required under this Agreement or otherwise agreed upon by Buyer and Owners.
(c)          The Purchase Price shall be adjusted upward by the sum of 100% of the following:
(i)   subject to Section 3.07, the Title Benefit Amount with respect to a Title Benefit properly asserted prior to the Title Defect Claim Date; and
(ii) any other amounts required under this Agreement or otherwise agreed upon by Buyer and Owners.
(d)          The Purchase Price shall be adjusted downward by the sum of 100% of the following:

(i) subject to Section 3.07, the Title Defect Amount with respect to Title Defects properly asserted by Buyer prior to the Title Defect Claim Date; and
(ii) any other amounts required under this Agreement or otherwise agreed upon by Buyer and Owners.
Section 2.05                    Closing Purchase Price.  Seller shall prepare and deliver to Buyer a settlement statement (the “Closing Date Statement”) no later than three Business Days prior to Closing which shall set forth the Purchase Price, each adjustment Seller proposes to be made to the Purchase Price pursuant to Section 2.04, as applied at the Closing Date, each of which shall be calculated using the best information available as of the date or dates immediately preceding the Closing and using commercially reasonable efforts to accurately reflect the Purchase Price adjustments set forth in Section 2.04, and the resulting adjusted Closing Purchase Price, along with supporting documentation reasonably necessary to support Seller’s calculations.  The Closing Date Statement shall also include the wire transfer instructions for the account of Seller to which Buyer is to pay the Closing Purchase Price (less the Deposit) at Closing.  Buyer shall have the right to review and comment on the Closing Date Statement prepared by Seller; provided, Buyer delivers any comments to Seller at least one Business Day prior to Closing, and any failure by Buyer to comment or object to the Closing Date Statement shall in no way limit, waive or preclude Buyer’s right to raise any comments or objections with respect to the Final Settlement Statement.  After such review by Buyer, Seller shall finalize the Closing Date Statement which shall be used to determine the Closing Purchase Price.
Section 2.06                    Final Purchase Price.  Within 120 days after the Closing Date (provided, however, and notwithstanding the foregoing, not before ninety (90) days after the Closing Date), Seller will prepare and deliver to Buyer, in accordance with this Agreement, a proposed statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price to be made pursuant to Section 2.04, along with supporting documentation reasonably necessary to support Seller’s calculations and all back up invoices, statements and other materials, and the resulting final Purchase Price (as such final Purchase Price is agreed by Buyer and Seller or determined pursuant to this Section 2.06, the “Final Purchase Price”).  Within 30 days after receipt of the preliminary Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the preliminary Final Settlement Statement (a “Dispute Notice”) and/or request additional supporting documentation or information.  Buyer and Seller agree to use commercially reasonable efforts to finalize such post-Closing adjustments no later than 180 days after the Closing Date (the date such agreement is made or such adjustments are otherwise determined pursuant to this Section 2.06, the “Final Settlement Date”).  In the event that (a) the Closing Purchase Price, as determined pursuant to Section 2.05, is more than the Final Purchase Price, within two Business Days after the Final Settlement Date, Seller shall pay to Buyer the amount of such difference, or (b) the Closing Purchase Price, as determined pursuant to Section 2.05, is less than the Final Purchase Price, within two Business Days after the Final Settlement Date, Buyer shall pay to Seller the amount of such difference, in either event by wire transfer or other immediately available funds to the account notified by Seller or Buyer, as the case may be.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice within 210 days after the Closing Date, each of Buyer and Seller shall, within ten Business Days after such deadline, summarize its position with regard to such dispute in a written document of 20 pages or less (exclusive of exhibits) and submit such summaries to a nationally or internationally recognized accounting firm with expertise in the oil and gas industry and that is otherwise reasonably acceptable to and mutually accepted by Buyer and Seller, but who has not worked as an employee or outside counsel or consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute, (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within 30 days after receiving Buyer’s and Seller’s respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in the Parties’ respective submissions, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific Final Purchase Price dispute presented to it, shall be limited to the procedures set forth in this Section 2.06, shall not have the powers of an arbitrator, shall not consider any other disputes or matters, and may not award damages, interest, costs, attorney’s fees, expenses or penalties to any Party.
Section 2.07                    Closing.  The closing of the Transactions (the “Closing”) shall be conducted electronically (by fax, email or other electronic means) to the extent reasonably possible, but if necessary shall take place at the offices of Owners’ counsel, Frederic Dorwart, Lawyers, in Tulsa, Oklahoma, commencing at 9:00 a.m. local time on March 31, 2017 (the “Target Closing Date”); provided, however, if the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) are not so satisfied or waived on or before the Target Closing Date, or Buyer and Seller otherwise agree to extend the date of the Closing beyond the Target Closing Date, Closing shall occur on the third Business Day following the satisfaction or waiver of all such conditions.  The date Closing actually occurs is referred to herein as the “Closing Date”.
Section 2.08                    Deliveries at Closing.  At the Closing, subject to Section 2.03(a):
(a)          Seller shall deliver to Buyer a non-foreign affidavit in the form attached hereto as Exhibit B, duly executed by Seller;
(b)          Seller shall deliver to Buyer the First Amended and Restated Target Operating Agreement, in the form attached hereto as Exhibit C, duly executed by Seller, which shall evidence the transfer of the Transferred Interests to Buyer;

(c)          Seller shall execute and deliver to Buyer a certificate, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied;
(d)          Seller shall provide to Buyer a Certificate of Good Standing from the Secretary of State of the State of Oklahoma and the Secretary of State of the State of North Dakota as to the legal existence and good standing of Target, dated within five Business Days of the Closing Date;
(e)          Seller shall deliver to Buyer copies of releases and terminations in form reasonably satisfactory to Buyer of all Liens (other than Permitted Liens) burdening the Transferred Interests or Properties (or any portion thereof), in each case, duly executed by the appropriate Persons;
(f)          Seller shall execute and deliver to Buyer an assignment of Transferred Interests in the form attached hereto at Exhibit D (the “Assignment”), effectuating the transfer of the Transferred Interests to Buyer;
(g)          Buyer shall execute and deliver to Seller a certificate executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been fulfilled;
(h)          Buyer shall execute and deliver to Seller the First Amended and Restated Target Operating Agreement, in the form attached hereto as Exhibit C;
(i)          Buyer shall deliver to Seller a certificate, duly executed by an officer of Buyer and dated as of the Closing Date (i) attaching and certifying on behalf of Buyer complete and correct copies of (A) the resolutions or unanimous consent of the managers (or other applicable Persons) of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the Transactions contemplated hereby, and (B) any required approval by the members of Buyer of this Agreement and the Transactions contemplated hereby and (ii) certifying on behalf of Buyer the incumbency of each officer of Buyer executing this Agreement or any Transaction Document;
(j)          Buyer shall provide to Seller a Certificate of Good Standing from the Secretary of State of the State of its formation as to the legal existence and good standing of Buyer, dated within three Business Days of the Closing Date;
(k)          Buyer shall execute and deliver to Seller the Assignment;
(l)          Buyer shall deliver to Seller, to the account designated in the Closing Date Statement, the Closing Purchase Price as determined pursuant to Sections 2.04 and 2.05, less the Deposit;
(m)          Buyer shall execute and deliver to Seller the Seller Note;
(n)          Buyer shall execute and deliver to Seller a mortgage instrument in the form set forth on Exhibit E (the “Mortgage”) and UCC financing statement (the “UCC Financing Statement”), in recordable form covering the Properties, securing the Seller Note, which mortgage lien and security interest shall constitute a senior secured security interest against Buyer’s interest the Properties; and

(o)          each Party shall deliver to the other Parties all such other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement and the Transactions contemplated hereunder, in each case, as reasonably requested.
Section 2.09                    Revenues and Expenses.
(a)          Seller is entitled to all earned income, proceeds and other receivables of Target and attributable to the Transferred Interests, including all rights to production and proceeds from production, in each case, to the extent the same are earned prior to the Effective Time or (in the case of proceeds of production) relate to Hydrocarbons in storage as of the Effective Time (provided that Buyer has not purchased such Hydrocarbons in storage pursuant to Section 2.04(a)(i) above).  Seller is responsible for payment of all Operating Expenses of Target attributable to the Transferred Interests, to the extent the same are incurred prior to the Effective Time, and for payment of all Disallowed Expenses.
(b)          Except for the proceeds attributable to Hydrocarbon production in storage as of the Effective Time (unless Buyer has purchased such Hydrocarbons in storage pursuant to Section 2.04(a)(i) above), Buyer is entitled to all earned income, proceeds and other receivables of Target and attributable to the Transferred Interests, including all rights to production and proceeds from production, in each case, to the extent the same are earned or attributable to Hydrocarbons produced during periods from and after the Effective Time, or (in the case of proceeds of production) relate to Hydrocarbons in storage as of the Effective Time that Buyer has purchased pursuant to Section 2.04(a)(i) above.  Buyer is responsible for payment of all Operating Expenses of Target attributable to the Transferred Interests, to the extent the same are incurred from and after the Effective Time and are not Disallowed Expenses.
(c)          Such amounts that are received or paid prior to Closing shall be accounted for in the Closing Date Statement or Final Settlement Statement, as applicable.  Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.
(d)          For purposes of this Section 2.09, the determination of whether an Operating Expense was incurred before, on or after the Effective Time shall be based on when the applicable service was rendered, when the applicable good was delivered or when the applicable work was performed.  For clarification, the date on which a service, good or work is ordered or invoiced shall not be the date the applicable Operating Expense was incurred for settlement purposes; the date on which an Operating Expense is incurred for settlement purposes shall be the date on which the applicable service was rendered, the applicable good was delivered or the applicable work was performed, as applicable.
(e)          Following the Final Settlement Date, should (i) any of Owners, Target, Buyer or their respective Affiliates receive monies belonging to the other Party, as applicable, in accordance with this Section 2.09, then such amount shall, within 5 Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, and (ii) any of Owners, Target, Buyer or their respective Affiliates pay monies for expenses or obligations that are the obligation of the other Party, as applicable, in accordance with this Section 2.09, then such other Party shall, within 5 Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party that paid such amounts.
Section 2.10                    Offset Against Seller Note.
(a)          During the period following Closing and prior to the full repayment of the Seller Note (1) if Buyer is entitled to indemnification for Liabilities under Article IX (except for indemnification under Article IX for the failure of Seller to satisfy or cause to be satisfied any purchase price adjustment or other payment obligation of Seller pursuant to this Agreement or any other Transaction Document), then Buyer shall, and (2) if Buyer or any other Buyer Indemnitee is entitled to any purchase price adjustment or other payment from Seller pursuant to this Agreement or any other Transaction Document, then Buyer, on behalf of itself or any other such Buyer Indemnitee, may but is not obligated to, in each such case, to the extent of the Seller Note, offset such Liabilities against the amounts due under the Seller Note (each, an “Offset”) before proceeding against Seller for the remainder of such indemnification claim, adjustment or payment.  To effect such an Offset, Buyer, on its own behalf or on behalf of such Buyer Indemnitee, shall deliver to Seller written notice (an “Offset Claim Notice”) which notice shall be prepared in good faith and specify with particularity the nature and amount of such Buyer Indemnitee’s claim (the “Offset Claim”), including specific details of and a specific basis under this Agreement or other Transaction Document entitling such Buyer Indemnitee to such Offset Claim and, if such Offset Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Offset Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.  The Offset of any amounts of an Offset Claim against the amounts due under the Seller Note shall be given tentative effect (as provided in the following sentence) from the date that the Buyer Indemnitee submits its Offset Claim Notice until such Offset Claim has been resolved by the mutual written agreement of Buyer and Seller, or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 11.08. Notwithstanding anything to the contrary herein or in the Seller Note, the Mortgage or any other Transaction Document, but in all events subject to Section 2.10(e) below, during such period as there are any Offset Claims that have been timely submitted but not yet finally determined as provided above, the lesser of (a) the aggregate amount claimed by Buyer Indemnitees with respect to all Offset Claims that have not been so finally determined (“Pending Claims”) or (b) the aggregate amount that would be outstanding under the Seller Note if all such Pending Claims were disregarded (such lesser amount, at any given time during such period, the “Pending Offset Amount”) shall (X) be deemed deferred obligations under the Seller Note which shall continue to be a Secured Obligation (as defined in the Mortgage), (Y) not be subject to payment or collection under the Seller Note or Mortgage (whether due to maturity, acceleration, any other provision under the Seller Note or Mortgage, or otherwise) unless and until such time as such Offset Claim (or a portion thereof) is finally determined so as to require an Offset Reversal under Section 2.10(c), and (Z) such Pending Offset Amount (and the tentative Offset with respect thereto) shall not give rise to, be deemed to be, or be subject to an Event of Default as defined in and under the Seller Note or Mortgage unless and until such time as such Offset Claim (or a portion thereof) is finally determined so as to require an Offset Reversal; provided, however, such Pending Offset Amount (or portions thereof, as applicable) shall, to the extent any such Offset Claim is not proven to be successful and therefore require an Offset Reversal, continue to accrue interest during such deferral period and shall be subject to reinstatement as an obligation of Buyer under the Seller Note depending upon the result of the final determination of the Pending Claims, as further provided in Section 2.10(c) below.  Notwithstanding anything herein to the contrary: Buyer shall always be entitled to pay the Pending Offset Amount (in which case the same shall no longer be a deferred obligation under the Seller Note nor shall the same continue to be a Secured Obligation (as defined in the Mortgage)); and in the event no balance is remaining under the Seller Note (by prepayment or otherwise), including, without limitation, by virtue of the payment of the Pending Offset Amount, the same shall not constitute a waiver or release of Buyer or any other Buyer Indemnitee of its or their right to indemnification hereunder.
(b)          Subject in all events to Section 2.10(e) below, upon final resolution in Buyer’s favor of any such Offset Claim pursuant to the mutual written agreement of Buyer and Seller, or as determined by a final, non-appealable judgment of a court of competent jurisdiction in accordance with Section 11.08, the Offset as to the amount of such Offset Claim (or the portion thereof determined in Buyer’s favor) against amounts owed by Buyer under the Seller Note shall then be permanent, final and binding, such offset to be effective for interest calculation purposes under the Seller Note as of the Closing Date.
(c)          If the amount (or a portion thereof) of any such Offset Claim as to which Buyer effects an Offset is finally determined (by mutual written agreement of Buyer and Seller or by a final, non-appealable judgment of a court of competent jurisdiction) to not have been owed to Buyer under this Agreement or any other Transaction Document, then such amount (or portion thereof) and all accrued and unpaid interest thereon shall again be considered an obligation of Buyer under the Seller Note (and the Offset as to such amount or portion thereof, as applicable, shall be deemed to not have occurred) (an “Offset Reversal”); provided, however, such amount shall be due and payable (subject to further Offset permitted pursuant to this Section 2.10) on the later of (i) the Maturity Date as defined in the Seller Note (as may be accelerated in accordance with the terms of the Seller Note) or (ii) the fifth (5th) Business Day following such final determination.  For clarity, the Seller Note and the Mortgage shall continue in effect, and the Mortgage shall not be released, prior to the final determination of all Pending Claims and the satisfaction in full of all payment obligations, if any, owing by Buyer under the Seller Note in respect of any such Offset Reversal(s).
(d)          The failure to exercise any right of setoff will not constitute an election of remedies by Buyer or any Buyer Indemnitee, or limit Buyer or any Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to it.
(e)          Notwithstanding anything contained in this Section 2.10 to the contrary, in the event that, at the time of Seller’s receipt of any Offset Claim Notice, an “Event of Default” exists under the Seller Note, (i) nothing contained in this Section 2.10, this Agreement or any other Transaction Document shall effect, diminish, reduce or prohibit Seller’s right to accelerate all outstanding amounts due under the Seller Note and the Mortgage and/or pursue any and all rights and remedies under the Seller Note, the Mortgage or any other Transaction Document or under applicable law or in equity, and (ii) so long as such Event of Default remains uncured or unwaived, Buyer’s Offset rights under this Section 2.10, this Agreement or any other Transaction Document shall be null and void, provided, nothing contained herein shall prohibit Buyer from delivering an

Offset Claim Notice to Seller and/or prevent any Buyer Indemnitee from pursuing recovery against Seller for any such Liabilities pursuant to Article IX hereof.
Section 2.11                    Records.  Within ten Business Days of the Closing Date, Seller shall provide the Records to Buyer.  Notwithstanding anything in the foregoing to the contrary, Target or Nominee shall have the right to retain all original Records, but Seller shall deliver in lieu thereof a copy of all such original Records within ten Business Days of the Closing Date. Target agrees to retain the originals of the Records for a period of not less than seven years after the Closing; provided, that, prior to destroying or otherwise disposing of any such original Records, Seller shall notify Buyer of such fact and Buyer shall have the right to take such original Records at Buyer’s sole cost and expense.
ARTICLE III
TITLE AND ENVIRONMENTAL MATTERS
AND CASUALTY LOSS
Section 3.01                    Title Representations.  Seller represents and warrants to Buyer that the statements contained in this Section 3.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.01), except as set forth on Section 3.01 of the Disclosure Schedule.  Notwithstanding anything to the contrary herein, the representations in this Section 3.01 are the exclusive representations relating to such matters in this Agreement.
(a)          (i) Target holds Beneficial Ownership in, under and to each of the Properties, and (ii) Nominee holds Record Title in, under and to each of the Properties, in each case, such that Target and Nominee collectively have Defensible Title to each of the Properties.
(b)          During Target’s and Nominee’s respective periods of ownership of interests in the Properties, neither any Owner nor Nominee has received any written notice asserting any Lien or other encumbrance, encroachment, defect in, or objection to Nominee’s Record Title to or Target’s Beneficial Ownership of the Properties (excluding Permitted Liens and any Liens which are required by this Agreement to be released at or before Closing), that alone or in combination with other defects renders or could reasonably be expected to render Nominee’s Record Title and Target’s Beneficial Ownership of the Properties or any part thereof, in the aggregate, to be less than Defensible Title.
(c)          Seller hereby warrants, if the Closing occurs, Defensible Title from and against all Persons claiming by, through and/or under Target or Nominee (as applicable), but not otherwise.
Section 3.02                    Environmental Representations.  Seller represents and warrants to Buyer that the statements contained in this Section 3.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.02), except as set forth in Section 3.02 of the Disclosure Schedule.  Notwithstanding anything to the contrary herein, the representations in this Section 3.02 are the exclusive representations relating to such matters in this Agreement.
(a)          Neither the execution of this Agreement nor the consummation of the Transactions will violate any agreement, consent, order, decree, judgment, license or permit conditions with respect to environmental matters respecting or affecting the Properties, except where such violation does not have or could not reasonably have a Material Adverse Effect.
Section 3.03                    Allocation of the Purchase Price.  The Purchase Price shall be allocated among the Properties as set forth on Exhibit A-1 or Exhibit A-2, as applicable.  The value so allocated to a particular Property may be referred to as the “Allocated Value” for that Property.  Buyer and Seller agree that the Allocated Value attributable to each of the Properties is attributed thereto for the sole purpose of adjusting the Purchase Price in respect of Title Defects, and in no event shall such value be deemed controlling for any other purpose (including tax purposes) or be deemed by Buyer, Seller or any Third Party to be a representation or warranty of any kind by either Party or by any Person as to the productive capacity, quantity of reserves or actual value attributable to such Property.
Section 3.04                    Notice of Title Defects and Benefits; Adjustment.
(a)          To assert a Title Defect, Buyer must deliver a defect claim notice or notices to the Seller as soon as reasonably practicable upon discovery of a Title Defect and in any event no later than 5:00 p.m. central time on the date that is five Business Days prior to Closing (the “Title Defect Claim Date”).  Each such notice shall be in writing and delivered via email with hardcopy to be delivered the next Business Day, and shall include:
(i)          a description of the alleged Title Defect(s);
(ii)          the Allocated Value of the Property(ies) subject to the alleged Title Defect(s);
(iii)          such supporting documentation (including any title reports or title opinions, if any, prepared by or for Buyer) as is reasonably available to Buyer and is reasonably necessary for the Seller to verify the existence of the alleged Title Defect(s), to the extent such claim is based upon supporting documents (and which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery) or by hard copy by personal delivery or overnight courier for delivery the Business Day following the Title Defect Claim Date); and
(iv)          the amount by which Buyer reasonably believes the Allocated Value of those Properties affected are reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.
Without limiting Buyer’s rights and remedies under Section 3.01(c), Buyer shall be deemed to have waived all Title Defects of which Seller has not been given notice on or before the Title Defect Claim Date; provided that an alleged failure to comply with subsections (i) through (iv) above shall not cause any such notice to be invalid or any Title Defect to be waived if the defect notice is reasonably sufficient to provide notice to the Seller of the existence and general nature of the alleged Title Defect; and, provided further, there shall be no termination of Buyer’s rights under this Section 3.04 with respect to any Title Defect claim properly reported on or before the Title Defect Claim Date.
(b)          In the event that a Party discovers a Title Benefit before the Title Defect Claim Date, the discovering Party (if other than a Seller or Buyer) shall promptly notify Seller and Buyer of the discovered Title Benefit.  To assert a claim for or with respect to a Title Benefit, Seller shall, as soon as practicable, but in any case on or before the Title Defect Claim Date, deliver to Buyer a notice including:
(i)          a description of the Title Benefit;
(ii)          the Allocated Value of the Property(ies) subject to such Title Benefit;
(iii)          such supporting documentation (including any title reports or title opinions, if any, prepared by or for Seller) as is reasonably necessary for Buyer (as well as any attorney or examiner hired by Buyer) to verify the existence of the alleged Title Benefit(s); and
(iv)          the amount by which Seller reasonably believes the Allocated Value of those Properties affected are increased by the Title Benefit, and the computations and information upon which Seller’s belief is based.
Seller shall be deemed to have waived all Title Benefits of which the Seller has not given notice on or before the Title Defect Claim Date; provided that an alleged failure to comply with subsections (i) through (iv), above shall not cause any such notice to be invalid or any Title Benefit to be waived if the notice is reasonably sufficient to provide notice to Buyer of the existence and general nature of the alleged Title Benefit; provided, further, that the foregoing waiver shall not be applicable to those Title Benefits of which Buyer had Knowledge prior to the Title Defect Claim Date but of which Buyer failed to notify Seller prior to the Title Defect Claim Date.
Section 3.05                    Cure.
(a)          Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost and expense, to cure or remove, on or before 90 days after the Closing Date, any alleged Title Defects of which Seller has been advised by Buyer pursuant to Section 3.04(a), provided that Seller provides written notice to Buyer of its intent to cure such alleged Title Defects on or before the Closing Date. The election by Seller to cure one or more such alleged Title Defects shall not affect the Title Defect Amounts and Title Benefit Amounts used to determine the adjustments to the Purchase Price under Section 2.04, subject to the rights and obligations of the Parties under Section 3.11 with respect to Title Defect dispute resolution.  Seller’s election to cure an alleged Title Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article III including, without limitation, Seller’s right to dispute the existence, nature, or value of such Title Defect.
(b)          To the extent that (i) any such Title Defect is cured to Buyer’s reasonable satisfaction on or before a date that is 90 days after the Closing Date or (ii) Buyer waives in writing any such Title Defect following Closing, Buyer shall, within five Business Days of the completion of such cure or such waiver, as applicable, pay to Seller the amount (or part thereof, if the applicable Title Defect is partially cured) by which the Purchase Price was decreased at Closing in respect of such Title Defect pursuant to Section 2.04.
(c)          Any dispute relating to whether and to what extent a Title Defect has been adequately cured shall be resolved after Closing as set forth in Section 3.11.
Section 3.06                    Adjustment for Title Defects and Benefits.
(a)          With respect to each Property affected by one or more Title Defects timely noticed under Section 3.04(a), the unadjusted Purchase Price shall be reduced at Closing by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Property caused by such Title Defects, as determined pursuant to Section 3.07(a).  With respect to each Property affected by one or more Title Benefits timely noticed under Section 3.04(b), the unadjusted Purchase Price shall be increased at Closing by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.07(b).
(b)          WITHOUT LIMITING BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE IX (WITH RESPECT TO BREACHES OF THE REPRESENTATIONS AND WARRANTIES, OR THE COVENANTS OF SELLER IN ARTICLE VI), THE RIGHTS AND REMEDIES AFFORDED TO BUYER IN THIS ARTICLE III WITH RESPECT TO TITLE DEFECTS (INCLUDING SECTION 3.01(C), SECTION 3.06(A), SECTION 3.11 AND SECTION 3.12) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO TITLE DEFECTS.
(c)          SECTION 3.07(B) AND SECTION 3.11 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF SELLER WITH RESPECT TO TITLE BENEFITS.
Section 3.07                    Calculation of Title Defect Amounts and Title Benefit Amounts.
(a)          The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)          if Buyer and the Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)          if the Title Defect is a Lien or other charge that is liquidated in amount, then the Title Defect Amount shall be an amount equal to the amount necessary to be paid to unconditionally remove the Title Defect from Target’s Beneficial Ownership and/or Nominee’s Record Title interest, as applicable, in the affected Property;
(iii)          if (A) the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Well or Unit, and (2) the Net Revenue Interest stated with respect to such Well or Unit on Exhibit A-1, or Exhibit A-2, as applicable, and (2) the Working Interest in such Well or Unit has also been reduced in proportion to such Net Revenue Interest decrease, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Property, multiplied by (y)

a fraction, (I) the numerator of which is the decrease in the Net Revenue Interest (whether in respect of Target’s Beneficial Ownership and/or Nominee’s Record Title) of the affected Well or Unit, and (II) the denominator of which is Net Revenue Interest stated with respect to such Well or Unit on Exhibit A-1, or Exhibit A-2, as applicable; provided that if the Title Defect does not affect the Property throughout its entire life, the Title Defect Amount determined under this Section 3.07(a)(iii) shall be reduced to take into account the applicable time period only;
(iv)          if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections 3.07(a)(i), 3.07(a)(ii) or 3.07(a)(iii), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Target’s Beneficial Ownership and/or Nominee’s Record Title in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Buyer and Seller, and such other factors as are necessary to make a proper evaluation;
(v)          if the Title Defect affects a Property that does not have an Allocated Value set forth on Exhibit A-1 and/or Exhibit A-2, as applicable, and the loss of or to such Property will prevent, interfere with, or increase the costs of the continued operation or production from one or more Wells or Units (a “Defective Support Property”), such Title Defect shall be considered to affect the affected Property and any Defective Support Property, and the Title Defect Value shall take into account the decrease in the Allocated Value for any applicable Defective Support Property;
(vi)          the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, to the extent such costs or losses generate an adjustment to the Purchase Price; and
(vii)          notwithstanding anything to the contrary in this Article III:
(A)          an individual claim (or series of related claims) for a Title Defect for which a claim notice is given prior to the Title Defect Claim Date shall only generate an adjustment to the Purchase Price under Section 2.04 and this Article III if the Title Defect Amount with respect thereto exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00); and
(B)          in no event shall a Title Defect Amount for a Property exceed the Allocated Value of such Property.
(b)          The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)          if Buyer and the Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)          if (A) the Title Benefit represents a discrepancy between (1) the Net Revenue Interest for any Well or Unit, and (2) the Net Revenue Interest stated with respect to such Well or Unit on Exhibit A-1, or Exhibit A-2, as applicable, and (2) the Working Interest in such

Well or Unit has also been increased in proportion to such Net Revenue Interest increase, then the Title Benefit Amount shall be the product of (x) the Allocated Value of such Property, multiplied by (y) a fraction, (I) the numerator of which is the increase in the Net Revenue Interest of the affected Well or Unit, and (II) the denominator of which is Net Revenue Interest stated with respect to such Well or Unit on Exhibit A-1, or Exhibit A-2, as applicable; provided that if the Title Benefit does not affect the Property throughout its entire life, the Title Benefit Amount determined under this Section 3.07(b)(ii) shall be reduced to take into account the applicable time period only;
(iii)          the Title Benefit Amount shall, in any case, be determined by taking into account the Allocated Value of the Property so affected, the portion of the Property and the Target’s Beneficial Ownership and/or Nominee’s Record Title Interest therein so affected, the portion of the Title Benefit attributable to the Transferred Interest, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of any affected Property, the values placed upon the Title Benefit by Buyer and the Target, whether and to what extent the applicable instruments are filed in the applicable county real property records and would constitute constructive notice to Third Parties of the existence thereof under applicable Law, and such other factors as are necessary to make a proper evaluation;
(iv)          the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit Amount or adjustment to the unadjusted Purchase Price; and
(v)          notwithstanding anything to the contrary in this Article III:
(C)          an individual claim for a Title Benefit shall only generate an adjustment to the unadjusted Purchase Price under Section 2.04 and this Article III if the Title Benefit Amount with respect thereto exceeds $25,000.00; and
(D)          the aggregate adjustment to the Purchase Price made in respect of Title Benefits, if any, shall not exceed the aggregate of all Title Defect Amounts for Title Defects for which an adjustment to the Purchase Price is made under Section 2.04 and this Article III.
Section 3.08                    Environmental Matters.
(a)          Other than for the representation set forth in Section 3.02(a), Owners are not making any other representations, warranties or statements, express or implied, regarding the Environmental Condition of the Properties and/or any other environmental matters affecting or relating to the Properties and Buyer shall be deemed to have waived, and the Owners shall have no liability under this Agreement for, any Environmental Condition with respect to the Properties and/or any other environmental matters affecting or relating to the Properties. Buyer acknowledges that equipment, personal property and sites included in the Properties may contain naturally occurring radioactive material ("NORM").  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The Wells, Units, materials, and equipment included in the Properties may contain NORM.  NORM may have come into contact with various environmental media, including water, soils, or sediment.  Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Seller and Target make no, and hereby disclaim any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Properties or the equipment or other personal property in quantities in compliance with applicable Law and typical for oilfield operations in the areas in which the Properties are located.
(b)          Except for the indemnity provided under Section 9.02(a) as it relates to breaches of the representation provided in Section 3.02(a), Buyer shall have no rights or remedies (or right to assert any claim or seek any recovery) against the Seller with respect to Liabilities (including with respect to Third Party Claims) relating to Environmental Conditions, any other environmental matters affecting or relating to the Properties and Environmental Laws respecting the Properties and Buyer irrevocably and unconditionally waives any and all such rights, remedies, claims and recoveries howsoever classified or determined or arising.
Section 3.09                    Aggregate Threshold.  Notwithstanding anything herein to the contrary, adjustments to the Purchase Price prior to Closing for Title Defects shall only be made once the aggregate amount of all Title Defects exceed the Aggregate Threshold, in which event, Buyer shall be entitled to an adjustment to the Purchase Price for Title Defects of which Buyer provided notice to Seller in accordance with Section 3.04(a).
Section 3.10                    Casualty Loss.
(a)          If, after the date of this Agreement but prior to the Closing Date, any portion of the Properties suffers a Casualty Loss, this Agreement shall remain in full force and effect, and, subject to the Parties’ rights pursuant to Section 10.01, Buyer shall nevertheless be required to close.
(b)          In the event of a Casualty Loss, Seller shall cause the Properties affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date).
Section 3.11                    Dispute Resolution.
(a)          Seller and Buyer shall attempt to agree upon all Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, and the value of any Casualty Loss of which Buyer provides notice on or prior to the Title Defect Claim Date, in each case, on or before the Closing Date.  If Seller and Buyer are unable to agree on any such defect, benefit or amount described above by the Closing Date, then the amount for Title Defects, Title Benefits, and/or Casualty Loss that shall be used to adjust the Purchase Price at Closing pursuant to Section 2.04 (before giving effect to Section 3.12) shall be equal to Buyer’s reasonable estimate of such Title Defect Amounts, Title Benefit Amounts and the value of any Casualty Loss; provided that such estimate of Buyer was prepared in good faith and complies with the provisions of Sections 3.07(a) and 3.07(b).
(b)          After the expiration of the cure periods provided in Sections 3.05(a) and 3.10(b), Seller and Buyer shall meet and attempt to agree on (i) the extent to which the asserted Title Defects which Seller elected to cure have been cured and the extent to which Properties affected by a Casualty Loss have been repaired or restored, (ii) the value of asserted Casualty Losses and/or Title Defects that have not been cured, and (iii) the value of any Title Benefits that were not agreed to prior to Closing.

(c)          With respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, the value of any Casualty Loss, or the effectiveness of any curative efforts with respect to any Title Defects or Casualty Losses which, in each case, has not been agreed to in writing by the Parties prior to the date that is 100 days following the Closing Date (such deadline, an applicable “Defect Arbitration Date”), the Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Casualty Losses and/or curative efforts in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 3.11(d).
(d)          On or before a date that is 20 Business Days following the applicable Defect Arbitration Date, Seller shall submit all Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, disputes over Casualty Losses and disputes over Title Defect and Casualty Loss curative efforts, in each case, that were not resolved pursuant to Section 3.11(a) or Section 3.11(b), as applicable, to a title attorney with at least 15 years’ experience in oil and gas titles in the state of North Dakota, as selected by mutual agreement of Buyer and Seller (the “Title Arbitrator”).  If Buyer and Seller have not agreed upon a Person to serve as Title Arbitrator during such 20 Business Day period, Seller shall, within five Business Days after the end of such initial 20 Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association for selection of the Title Arbitrator pursuant to American Arbitration Association’s rules and the experience and professional requirement provisions of this Section, and such single, individual person so selected shall be the Title Arbitrator. No arbitrator shall have worked as an employee or outside counsel or consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute.  If Seller has not submitted any such disputed matter to the Title Arbitrator or the Dallas, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above, Seller shall be deemed to have waived their dispute of such Title Defect, Title Benefit, Casualty Loss, or curative matters, as applicable.
(e)          Any arbitration proceedings shall be held in Oklahoma City, Oklahoma, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.11.  Seller and Buyer shall each present to the Title Arbitrator with a simultaneous copy to the other Party, a single written statement of its position on the dispute(s) in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of such Title Arbitrator.  Each applicable arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and the Parties’ respective writing statements, and shall be final and binding upon the Parties, without right of appeal and enforceable against the Parties in any court of competent jurisdiction.  In making his or her determination, each applicable arbitrator shall be bound by the provisions of this Article III and may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper determination.  Each applicable arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum and environmental engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining (i) the existence of any Title Defect, Title Benefit, or Casualty Loss, (ii) the specific disputed value of any Casualty Loss, Title Defect Amount, or Title Benefit Amount, and/or (iii) the effectiveness of any curative efforts with respect to any Title Defect or Casualty Loss, as applicable, submitted by any Party and may not award damages, interest, attorney’s fees, expenses, or penalties to any Party with respect to any matter.  Any moneys to be paid under any arbitrator’s decision shall be paid within five Business Days of such arbitrator’s decision; provided that, notwithstanding anything to the contrary in the foregoing, in no event, shall the Title Arbitrator be permitted to compel Buyer to pay an amount in excess of the net amount (after giving effect for applicable Title Benefits) of the amount previously deducted from the Purchase Price at Closing in respect of such Title Defect.   Seller and Buyer shall bear their own legal fees and other costs of presenting their respective cases. Buyer shall bear one-half of the costs and expenses of the Title Arbitrator and Seller shall be responsible for the remaining one-half of the costs and expenses.  In connection with any determination by a Title Arbitrator pursuant to this Section 3.11, it is understood that (A) the Title Defect Amount of a Title Defect may not exceed the amount thereof asserted by Buyer in the Title Defect Notice with respect thereto or be below the amount thereof asserted by Seller in its initial submission to the Title Arbitrator with respect to such Title Defect, (B) the amount of a Casualty Loss may not exceed the amount originally claimed by Buyer with respect thereto or be below the value thereof asserted by Seller in its initial submission to the Title Arbitrator with respect to such Casualty Loss, and (C) in no event shall the Title Arbitrator be permitted to compel Seller to pay an amount in excess of the Allocated Value with respect to such affected Property(ies) in respect of such Title Defect and/or Casualty Loss.
Section 3.12                    Limitations on Applicability.  After the Title Defect Claim Date, except for Buyer’s rights and remedies with respect to breaches of Section 3.01(c), all rights of Buyer to assert and/or claim Title Defects shall terminate and Section 3.01(a) and Section 3.01(b) shall have no further force and effect thereafter, and Buyer shall be deemed to have waived, and the Owners shall have no liability under this Agreement for, any Title Defect that Buyer failed to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Defect Claim Date; provided that there shall be no termination of Buyer’s rights under Section 3.04 with respect to any Title Defect claim properly reported on or before the Title Defect Claim Date.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION
Section 4.01                    Seller’s Representations and Warranties.  Seller represents and warrants to Buyer that the statements contained in this Section 4.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.01) with respect to itself.
(a)          Organization of Seller.  Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).
(b)          Authorization of Transaction.  Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement, the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  Seller has full power and authority to execute and deliver this Agreement and all other documents and instruments (including the Transaction Documents to which Seller is a party) necessary to give effect to or otherwise consummate the Transactions for and on behalf of Seller. This Agreement and each Transaction Document to which Seller is a party constitute the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms and conditions, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar Laws affecting creditors’ rights generally. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate any of the Transactions. The execution, delivery and performance of this Agreement, the Transaction Documents to which it is a party and the Transactions have been duly authorized by Seller.
(c)          Non-contravention.  Neither the execution and delivery of this Agreement or any Transaction Document to which Seller is a party, nor the consummation of any of the Transactions, will (i) violate any Law to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Transferred Interests.
(d)          Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer (or Target following the Effective Time) shall have any liability.
(e)          Interests.  Seller holds of record and owns beneficially all of the Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), Taxes, Liens (other than any Liens that are required by this Agreement to be released at Closing), options, warrants, purchase rights, contracts, claims and demands.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller (or otherwise restrict its ability) to sell, transfer, or otherwise dispose of any of its Interests, including the Transferred Interests. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Interests, including the Transferred Interests. No Person, other than Seller, is entitled to receive any revenue or other proceeds from the ownership of the Interests.
(f)          Litigation.  There is neither any action, claim, complaint, investigation, petition, suit, obligation, demand, dispute, or other proceeding pending before any Governmental Authority, nor, to Seller’s Knowledge, are any threatened (in writing), by or against Seller or any of the Properties that could have a Material Adverse Effect on Seller’s ability to consummate the Transactions.
Section 4.02                    Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the statements contained in this Section 4.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.02).
(a)          Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.
(b)          Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the

Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which it is a party constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency, or similar Laws affecting creditors’ rights generally. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions. The execution, delivery and performance of this Agreement, the Transaction Documents to which it is a party and the Transactions have been duly authorized by Buyer.
(c)          Non-contravention.  Neither the execution and delivery of this Agreement or any Transaction Document to which Buyer is a party, nor the consummation of the Transactions, will (i) violate any Law to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.
(d)          Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which any Owner shall have any liability.
(e)          Investment.  Buyer is not acquiring the Transferred Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  Buyer is a knowledgeable investor and acknowledges that, subject to the truth of the representations and warranties made by Seller in this Agreement, including in Section 4.01 and Article V, in making the decision to enter into this Agreement and to consummate the Transactions, Buyer has been advised by and has relied solely on its own expertise and professional counsel concerning the Transactions, the Transferred Interests and the value thereof.  Buyer is an Accredited Investor.
(f)          No Tax Shelter.  Buyer has no plan or intention to take any action with respect to the Target subsequent to the Closing that would cause any of the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
(g)          Cash on Hand.   Buyer shall have, as of the Closing Date and thereafter, access to sufficient cash to enable it to make payment in immediately available funds of the cash portion of the Purchase Price when due and any other amounts to be paid by it hereunder.
(h)          Litigation.  There is neither any action, claim, complaint, investigation, petition, suit, obligation, demand, dispute, or other proceeding pending before any Governmental Authority, nor, to Buyer’s Knowledge, are any threatened (in writing), by or against Buyer that could have a Material Adverse Effect on Buyer’s ability to consummate the Transactions.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES CONCERNING TARGET, NOMINEE AND THE PROPERTIES
Seller represents and warrants to Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the respectively numbered Disclosure Schedule.
Section 5.01                    Organization, Qualification, and Power.  Target and Nominee are each a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of their respective organization. Target and Nominee are each duly authorized to conduct business and are in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Target and Nominee each have full limited liability company power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them, including the Properties.
Section 5.02                    The Interests; the Target.
(a)          The Interests constitute (i) all of the issued and outstanding limited liability company interests of Target and (ii) limited liability company interests represented by percentage interests in the Target and which are divided into Class A Interests and Class B Interests.  The Class A Interests collectively represent the right to receive 100% of all distributions or allocations in respect of equity of, out of, or in respect of the Whiting Properties. The Whiting Properties represent all of the Properties.  At Closing, the Class B Interests will be non-economic equity interests and will not entitle the holder thereof to receive any rights or benefits of, or share in any burdens or obligations with respect to, the Properties or to any revenues or proceeds attributable thereto, as further provided in the First Amended and Restated Target Operating Agreement.  All of the Interests have been duly authorized, are validly issued, fully paid, and non-assessable, were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, right of first offer, purchase option, call option or other similar rights of any Person and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its equity interests or to redeem, purchase or acquire in any manner any such equity interests. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Transferred Interests.  There are no voting trusts, proxies, or other similar agreements or understandings with respect to the voting of the Interests.
(b)          Since the date of Target’s formation, Target (i) has engaged exclusively in the ownership and operation (as a non-operating working interest owner) of the Properties, (ii) has not conducted and is not conducting any business other than such ownership and operation of the Properties and (iii) has not owned and does not own any property other than the Properties.

Section 5.03                    Non-contravention.  Subject to the (a) Third Party Consents listed on Section 5.12 of the Disclosure Schedule, and (b) Customary Post-Closing Consents, neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the Transactions, will (i) violate any Law to which Target, Nominee or any of the Properties are subject, or any provision of the organizational documents of Target or Nominee, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target or Nominee is a party or by which Target or Nominee is bound or to which any of the Properties is subject (or result in the imposition of any Lien upon any of the Properties except for Permitted Liens), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect.
Section 5.04                    Brokers’ Fees.  Neither Target nor Nominee has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer (or Target following the Effective Time) shall have any liability.
Section 5.05                    Compliance with Laws.  To Seller’s Knowledge, no Third Party operator of the Properties is in material violation, whether alleged or acknowledged, of any applicable Law relating to the operation or use of the Properties.
Section 5.06                    Litigation.  There is neither any material action, claim, complaint, investigation, petition, suit, obligation, demand, dispute, or other proceeding pending before any Governmental Authority, nor, to Seller’s Knowledge, are any threatened (in writing), by or against Target, Nominee, any Affiliate of Target or Nominee, or any of the Properties or, to Seller’s Knowledge, against any Third Party with respect to the operation of any Property. To Seller’s Knowledge, no Lien securing payments to mechanics and materialmen are being contested by Target or any Third Party operator.
Section 5.07                    Intentionally Omitted.
Section 5.08                    Intentionally Omitted.
Section 5.09                    Suspense.  To the Knowledge of Seller, proceeds from the sale of oil, condensate and gas from the Properties attributable to Target’s interests in the Properties are being received in all material respects by Target in a timely manner and are not being held in suspense for any reason other than delays resulting from the issuance of division orders, transfer orders or similar documents required for newly drilled wells occurring in the Ordinary Course of Business.
Section 5.10                    Imbalances.  Except as disclosed on Section 5.10 of the Disclosure Schedule, there exists no material imbalance regarding production taken or marketed from any Lease which could result in (a) a portion of Target’s interest in production therefrom to be taken or delivered after the Closing Date without Target receiving payment therefor and at the price it would have received absent such imbalance; (b) Target being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities.  Neither Target nor Nominee will be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Properties at some future time without then receiving full payment therefor.
Section 5.11                    Preferential Rights.  There are no preferential rights of purchase, rights of first refusal, tag along rights, drag along rights, co-sale rights or similar rights in favor of any Person with respect to any of the Properties that are applicable to the Transactions.
Section 5.12                    Consents; Third Party Consents.  Except to the extent described in Section 5.12 of the Disclosure Schedule, (a) there are no Third Party Consents applicable to the Transaction and (b) neither Target nor Nominee is required to give any other notice to, make any other filing with, or obtain any other authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the Transactions.
Section 5.13                    Taxes.
(a)          Target has elected to be treated as and is currently treated as a partnership for Income Tax purposes.  Target has not made any election and is not subject to any requirement to be treated as an association taxable as a corporation.  No Income Taxes are due or payable by Target for any period prior to and including the Closing Date.  Manager is the “tax matters partner” of Target.
(b)          Target has (i) timely filed or will timely file when due (including pursuant to any valid extensions then or now in effect) all Tax Returns, if any, required to be filed by Target in connection with its Beneficial Ownership of the Properties or otherwise; (ii) all such Tax returns are true, correct and complete in all material respects, and (iii) either discharged, caused to be discharged, or will discharge when due, all costs, expenses, charges, debts, and Taxes of every kind and character, including, without limitation, Asset Taxes attributable or relating to Target’s Beneficial Ownership of the Properties, to the extent that Target, as non-operating working interest owner, is responsible for paying or remitting same.
(c)          All amounts of Tax required to be withheld by Target have been timely withheld and paid over to the appropriate Governmental Entity and the Target has otherwise complied, in all material respects, with all applicable Laws (including information reporting requirements) relating to the withholding, collection and remittance of Taxes with respect to any payments made to or received from any employee, independent contractor, customer, or other third party.
(d)          No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Target (or has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Target has set aside adequate reserves in accordance with GAAP.  There are no Tax proceedings pending or, to the Knowledge of Seller, threatened in writing regarding any material Tax or Tax Return of the Target.  To the Knowledge of Seller, no jurisdiction in which Target does not file Tax Returns has made a claim that the Target is required to file Tax Returns or may be subject to taxation in such jurisdiction. There are no Liens for Taxes upon the assets of the Target except for Permitted Liens.

(e)          Target has not waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f)          Target will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income following the Closing as a result of any (i) adjustment required by reason of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) prior to the Closing, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) installment sale, intercompany transaction or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).
(g)          Target (i) is not a party to, not bound by, or not obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement, (ii) is not or has not been a member of any consolidated, combined, unitary or affiliated group for Tax purposes, or (iii) does not have any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise.
(h)          There are no Tax indemnification or Tax sharing agreements under which Target would reasonably be expected to be liable for the Tax liability of another Person, other than customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes.
(i)          Target has not entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4.
(j)          Target does not have any basis in any asset that would be an “amortizable section 197 intangible” within the meaning of Section 197 of the Code but for the application of Section 197(f)(9) of the Code.
(k)          Target has made a valid election under Section 754 of the Code and such election has not been revoked and is still in effect.
(l)          Except for Target’s election to be taxed as a partnership for Income Tax purposes, Target is not subject or a party to any tax partnership or tax partnership agreement in respect of the Properties or otherwise and, to the Knowledge of Seller, is not obligated to be subject to any such partnership or agreement in respect of the Properties or otherwise.  Target is the beneficial owner of the Properties for federal income tax purposes and all other applicable Tax purposes.
Section 5.14                    Expenses Paid. All material expenses and liabilities related to Target’s ownership or, to the Knowledge of Seller, the Third Party operator’s operation of the Properties have been and are being timely paid.
Section 5.15                    Intentionally Omitted.
Section 5.16                    No Employees. Target has never had and does not have any employees and has never maintained and does not maintain any Employee Benefit Plan.  Target has not had and does not have any liability to fund any Employee Benefit Plan.

Section 5.17                    Non-Operated Properties. Target is a non-operating working interest owner and neither Target nor Nominee have been, or currently are, the operator of any of the Properties.
Section 5.18                    Ownership Interests.  Nominee has not received and is not entitled to receive (a) any revenue or other proceeds derived from Target’s interest in any of the Properties or any Interests, or (b) any distributions from Target.
Section 5.19          Condition of the Properties.  There are no other Casualty Losses affecting any of the Properties.
Section 5.20                    Financial Statements.  Target had no operations or activities prior to February 21, 2017, and as such no GAAP financial statements have been prepared with respect to Target’s operations to date.
Section 5.21                    No Undisclosed Liabilities. At Closing, except for liabilities reflected or reserved against in the Financial Statements, Target has no Liabilities (whether accrued, fixed, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except (a) liabilities and obligations that have been incurred by Target in the Ordinary Course of Business since the date of the Financial Statements, (b) immaterial liabilities and obligations that have been incurred by Target outside the Ordinary Course of Business since the date of the Financial Statements or (c) liabilities and obligations that are set forth in Section 5.21 of the Disclosure Schedules.
Section 5.22                    Powers of Attorney; Bank Accounts. Section 5.22 of the Disclosure Schedules lists: (a) the names and addresses of all Persons holding powers of attorney on behalf of Target; and (b) the names of all banks and other financial institutions in which Target currently have one or more bank accounts or safe deposit boxes, along with the account numbers and the names of all Persons authorized to draw on such accounts or to have access to such safe deposit boxes.
Section 5.23                    Insurance.  Section 5.23 of the Disclosure Schedules sets forth a schedule of all policies of insurance to which Target is a party or under which Target is covered in effect and sets forth the term, maximum limits and policyholder for each such policy.  Seller has made available to Buyer true and complete copies of all such policies of insurance.  All such insurance policies are valid, outstanding, and in full force and effect.  Seller and Target have paid all related premiums due, and have otherwise performed all obligations under, each insurance policy that provides coverage to Target.  There is no material claim by Target pending under any such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  Neither Seller nor Target have received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy.
Section 5.24                    Intentionally Omitted.
Section 5.25                    AFE’s. Section 5.25 of the Disclosure Schedules sets forth, as of the date of this Agreement, all authorities for expenditures or other capital commitments (the “AFEs”) in excess of $250,000 (net to Target’s and Nominee’s collective interest) that are outstanding relating to the Properties, including AFEs to drill or rework any well; provided, nothing contained in this Section or elsewhere in this Agreement shall reduce, diminish or affect Buyer’s obligation to, after the Closing, make payment for its proportionate share of any AFEs relating to the period at and after the Effective Time which are approved by Target after the Execution Date in the Ordinary Course of Business and regardless of the form of such AFE.
Section 5.26                    Material Contracts.
(a)          Each Material Contract, (A) with respect to Target or Nominee, as applicable, is legal, valid, binding, enforceable and in full force and effect, and (B) with respect to the other parties to such Material Contract, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect. Neither Target nor Nominee is in material breach or default under any Material Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default under any Material Contract by Target or Nominee or which would permit the termination, modification or acceleration of any obligations under such Material Contract by any party to such Material Contract and, to Seller’s Knowledge, no other party to a Material Contract is in breach or default under such Material Contract, and no event has occurred that with notice or lapse of time would constitute a breach or default under such Material Contract by such other party, or permit termination, modification or acceleration of any obligations under such Material Contract by Target or Nominee.
(b)          Each Material Contract is listed on Section 5.26 of the Disclosure Schedules and such listing contains a true and complete schedule of each of the Material Contracts as of the date of this Agreement, including all amendments thereto as of such date.
Section 5.27                    DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT OR CONTAINED IN THE CERTIFICATE DELIVERED ON BEHALF OF THE SELLER AT CLOSING PURSUANT TO SECTION 2.08(C) OR CONTAINED IN ANY TRANSACTION DOCUMENT, SELLER MAKES NO AND EXPRESSLY DISCLAIMS EACH AND EVERY WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE INTERESTS OR THE PROPERTIES OR AS TO THE QUALITY OR QUANTITY OF OIL, GAS AND OTHER HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE OIL, GAS AND OTHER HYDROCARBONS, (B) TITLE TO ANY OF THE PROPERTIES, (C) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (D) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PROPERTIES, (E) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES, (F) THE PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, (G) THE

MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES, (H) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, OR (I) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.  EXCEPT FOR THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT OR CONTAINED IN THE CERTIFICATE DELIVERED ON BEHALF OF SELLER AT CLOSING PURSUANT TO SECTION 2.08(C) OR CONTAINED IN ANY TRANSACTION DOCUMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING PROPERTIES IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. EXCEPT FOR THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT OR CONTAINED IN THE CERTIFICATE DELIVERED ON BEHALF OF SELLER AT CLOSING PURSUANT TO SECTION 2.08(C) OR CONTAINED IN ANY TRANSACTION DOCUMENT, ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY TARGET, SELLER OR THEIR RESPECTIVE AGENTS, REPRESENTATIVES OR CONSULTANTS WAS PROVIDED TO BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME HAS BEEN AND SHALL BE AT BUYER’S SOLE RISK.  BUYER ACKNOWLEDGES THAT THE EXPRESS DISCLAIMERS AND WAIVERS SET OUT ABOVE SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE TRANSACTIONS AND THE CONSIDERATION THEREOF AND ACKNOWLEDGES THAT SUCH DISCLAIMERS AND WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO EACH SUCH DISCLAIMER AND WAIVER.
Section 5.28                      Updated Disclosure Schedules.  Notwithstanding anything to the contrary contained in this Agreement, Seller and Target shall have the right to revise the Disclosure Schedules with respect to Seller’s and Target’s representations and warranties set forth in Sections 3.02, 5.05, 5.06, 5.09, 5.10, 5.14, 5.19, 5.22 (solely as it relates to updates of the documents and accounts referred to therein), 5.23, 5.25 and 5.26 of this Agreement to reflect circumstances or events that may occur after the date of signing this Agreement (collectively, “Post-Agreement Disclosures”) by delivering a revised Disclosure Schedule to Buyer at any time within five (5) Business Days prior to the Closing Date (without further modification other than the addition of any such Post-Agreement Disclosures), provided that (a) the term “Post-Agreement Disclosures” shall not include any circumstances or events of which Seller or Target either had Knowledge as of the date of this Agreement or would have had Knowledge had Seller or Target exercised commercially reasonable diligence to determine whether such circumstances or events existed prior to the date of this Agreement (provided that Seller and Target shall not be required to contact any Third Party operator of the Properties to exercise commercially reasonable diligence) or which relate to any action or inaction on the part of Nominee or any Owner that constitutes a breach of a covenant contained in this Agreement, (b) Seller and Target shall not have the right to revise the Disclosure Schedule to reflect or incorporate any circumstances or events excluded from the definition of “Post-Agreement Disclosures” by the immediately preceding clause “(a)” and (c) notwithstanding anything herein to the contrary, no disclosure of any circumstances or events excluded from the definition of “Post-Agreement Disclosures” by the immediately preceding clause “(a)” will, or shall be deemed to, cure (or result in a waiver by Buyer of) any breach as of the Execution Date by an Owner of a representation or warranty due to such circumstances or events.  If such Post-Agreement Disclosures, in the aggregate could reasonably be expected to result in an adverse effect to the Transferred Interests, the Properties or Buyer in an amount greater than or equal to $2,000,000, then, at any time prior to the Closing, Buyer shall, as the sole and exclusive remedy of the Buyer, have the right to terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Buyer and no Party hereto shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Agreement, except for the provisions of Article I, Section 6.05, Section 9.05(c) and Article XI (other than Sections 11.01 and 11.15), which provisions shall explicitly survive termination of this Agreement.  In the event Buyer does not terminate this Agreement on or before the Closing Date, then Buyer shall conclusively be deemed to have accepted such Post-Agreement Disclosures, such Post-Agreement Disclosures shall be deemed to constitute part of the Disclosure Schedule, the respective Disclosure Schedule attached hereto shall be deemed to have been revised to include and incorporate such Post-Agreement Disclosures and Seller’s and Target’s representations and warranties shall be deemed to have been revised accordingly, and Buyer shall be deemed to have waived any right to terminate the Agreement under this Section 5.28.
ARTICLE VI
 PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (and, in the case of Section 6.09 below, also following the Closing).
Section 6.01                    Notices and Consents; Financial Statements.
(a)          Seller shall, as soon as reasonably practicable (and in any event within five Business Days of the date hereof), cause Target to give any required notices to Third Parties with respect to the consummation of the Transaction, including any required notices to holders of Third Party Consents. Seller shall provide copies of all such notices to Buyer promptly upon the applicable notice being delivered.  Seller shall, and shall cause Target to, use its reasonable commercial efforts to obtain any Third Party Consents.  Each of the Parties will (and Seller will cause Target to) give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of Governmental Entities required with respect to the consummation of the Transactions.
(b)          Prior to Closing, Target shall deliver to Buyer true and complete copies of a special report concerning the Properties for the period ended December 31, 2016 (the “Financial Statements”).  Such Financial Statements present fairly in all material respects the revenues and direct operating expenses of the Properties as they existed as of the dates and for the periods indicated therein.  Buyer shall obtain an audit of such Financial Statements at its own cost and expense and deliver a copy of such audited Financial Statements to Seller.
(c)          Seller shall deliver to Buyer the Financial Statements and updated Financial Statements as of and for the one-month period ended January 31, 2017 promptly after such unaudited statements are available.
Section 6.02                    Operation of Target.  Except (x) as required by applicable Law, (y) as set forth in Section 5.25 of the Disclosure Schedules or pursuant to any AFEs approved by Target in accordance herewith subsequent to the date of this Agreement, or (z) where expressly required herein, with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed):
(a)          Seller will, and will cause Target to, use its commercially reasonable efforts to cause the applicable Third Party operators of the Properties (to the extent Seller and/or Target possess such legal or contractual rights) (i) to conduct the business of Target and operate and maintain the Properties (A) in the Ordinary Course of Business, (B) in compliance in all material respects with all applicable Laws, and (C) in material compliance with the terms of the Leases and Material Contracts and the Easements, (ii) to maintain, or cause to be maintained, the personal property comprising part of the Properties in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear, and (iii) to pay, or cause to be paid (A) to Target all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties with respect to the Properties except royalties held in suspense as a result of title issues, and (B) all development and operating expenses, current taxes and other payments incurred by or on behalf of Target or Nominee or otherwise related to the ownership or operation of the Properties (except for expenses being contested in good faith and for which adequate reserves have been provided);
(b)          Seller shall not permit Target to acquire or agree to acquire (i) by merging or consolidating with, by purchasing equity interests in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) any material assets of any Person;
(c)          Seller shall not permit Target to sell, lease, abandon, mortgage, encumber, communitize, unitize, pool, pledge, grant a Lien on or otherwise dispose of, or agree to sell, lease, abandon, encumber, communitize, unitize, pool, pledge, grant a Lien on or otherwise dispose of any interest in any Property except (i) for sales and dispositions of Hydrocarbons made in the ordinary course of business, (ii) for sales of equipment that is no longer necessary in the operation of the Properties or for which replacement equipment of equal or greater value has been obtained or (iii) Liens which will released in full on or prior to the Closing Date;

(d)          Seller shall cause Target to keep in full force and effect any present insurance policies or other comparable insurance coverage;
(e)          Seller shall not permit Target to incur, create, assume, endorse or guarantee any new indebtedness for borrowed money or other Debt which will be binding on Buyer or affect the Transferred Interests or Buyer’s interest in the Properties after Closing;
(f)          Except in the Ordinary Course of Business, Seller shall not permit Target to (i) enter into any contract or agreement that, if such contract or agreement had been entered into as of the date hereof, would have constituted a Material Contract, (ii) amend or modify any contract or agreement that, if such contract or agreement had been so amended or modified as of the date hereof, would have constituted a Material Contract, or (iii) amend or modify in any material respect, extend, surrender, release or terminate any Material Contract (other than any such termination following the expiration of the stated term of such Material Contract) or any Lease or Easement;
(g)          Seller shall not permit Target to make any change in accounting principles, methods or policies (except as may be required to comply with applicable Law or changes in GAAP);
(h)          Seller shall not permit Target to (i) make, change or revoke any material Tax election; (ii) enter into any settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; (iii) make any change in any annual Tax accounting period in any method of Tax accounting; (iv) file any amended Tax Return; (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (vi) surrender any right to claim a material Tax refund; or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(i)          Seller will, and will cause Target to, forward to Buyer as soon as is reasonably practicable any material operational election, drilling opportunity, AFE, revised AFE, capital expenditure or similar request received by Seller, Target or Nominee that is estimated to cost in excess of $250,000, and Seller will, and will cause Manager and Target to, consult with Buyer in connection with any such election, opportunity, AFE, capital expenditure or similar request and use commercially reasonably efforts (taking into account any time restraints and other demands on Seller to grant or refuse to grant consent to such AFE or similar request) to reach a mutually acceptable decision. Notwithstanding anything contained in this Agreement to the contrary, if the Parties cannot agree as to such a decision, then the decision whether to elect to participate in any such AFE, operation or similar event shall be made by Seller and Target in their sole discretion and such decision shall control with respect to such AFE, capital expenditure or similar request and, if Closing occurs, (a) Buyer shall be bound by any such decision and (b) shall, from and after the Effective Time, be responsible for Buyer’s proportionate share of any such AFE, capital expenditure or similar request;
(j)          Seller shall not, and shall cause Target to not, modify or amend the organizational documents of Target in any respect; and Seller shall not withdraw from Target or receive any distribution of Properties from Target, and Seller shall cause Target to not permit any such withdrawal by Seller and to not make any such distribution to Seller;

(k)          Seller will, and will cause Target to, provide prompt written notice to Buyer upon (i) Seller or Target obtaining Knowledge of any material breach of, or default under, a Material Contract, Lease or Easement by any party thereto, (ii) the receipt or delivery by Nominee, an Owner or any Affiliate of any written notice with respect to any material breach of any Material Contract, Lease or Easement, (iii) the receipt or delivery by Nominee, an Owner or any Affiliate of any written claim for damages or any suit, action, proceeding or litigation made by or against Nominee, an Owner or any Affiliate with respect to the Properties or the ownership or operation thereof, or (iv) Seller or Target obtaining Knowledge of the occurrence of any Casualty Loss; and
(l)          Seller will not, and will not permit Target to, authorize, agree in writing to take or otherwise take any action in contravention of this Section 6.02.
Section 6.03                    Operation of the Properties.  Notwithstanding the foregoing provisions of Section 6.02, (a) in the event of an emergency, Target or Nominee, as applicable, may take such action as reasonably necessary and Seller shall notify Buyer of such action promptly thereafter, and (b) Buyer acknowledges and agrees that (i) Target and Nominee own undivided interests in certain of the Properties, (ii) acts or omissions of Third Party Working Interests owners in the Properties shall not of themselves constitute a breach of the provisions of Section 6.02, (iii) no action required by a vote of Third Party Working Interest owners shall constitute a breach so long as Target or Nominee, as applicable, has voted its interest in a manner that is consistent with the provisions of Section 6.02, and (iv) all Properties are operated by Third Parties and that the obligations of Seller in Section 6.02 with respect to the Properties shall be construed to require that Seller use its reasonable commercial efforts (without being obligated to incur any expense or institute any cause of action) to cause the applicable Third Party operator of the Properties to take such actions or render such performance but only to the extent Seller (by and through Target or Nominee) possess the legal or contractual right to do so and, in such event, only within the constraints of the applicable operating agreement and other applicable Basic Documents and applicable Laws.
Section 6.04                    Notice of Developments.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its representations and warranties in Article IV or Article V, as applicable.  Other than as provided in Section 5.28 hereof, no disclosure by any Party pursuant to this Section 6.04, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.
Section 6.05                    Confidentiality.  If the Closing should occur, from and after the Closing, Seller and Manager shall keep, and shall cause each of their Affiliates to keep, confidential all Confidential Information for a period of one year after the Closing.
Section 6.06                    Tax Matters.  Seller will not make, cause to be made, or permit the making or filing of any election that would cause Target to be treated as an association taxable as a corporation.  Seller will not remove, cause to be removed, or permit the removal of Manager as the tax matters partner of Target.
Section 6.07                    Access to Records.  Seller shall provide Buyer and its representatives access to, and the right to copy, at Buyer’s sole cost and expense, the Records in Seller’s, Target’s,

Nominee’s or Manager’s (or any of their respective Affiliates’) possession for the purpose of conducting a confirmatory review of the Properties. Any such access by Buyer shall be limited to normal business hours (or other periods of time agreed to by Manager), and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Target, Nominee or Manager, as applicable. For the avoidance of doubt, (a) Seller shall have no liability arising out of any inability of Buyer to conduct any due diligence investigations caused by actions or inactions of Third Parties (including any Third Party operator), (b) Buyer acknowledges that Seller shall have no obligation to provide Buyer with any access to the Properties and Seller does not have the right to require any Third Party operator to provide Buyer with any access to any Properties or Records under the Basic Documents or otherwise, and (c) the obligations of the Parties under this Agreement shall not be affected by any action or inaction by any Third Party operator of any Property.
Section 6.08                    Assignment to Target of Properties.  Prior to the Closing, Seller shall cause any applicable Person other than Target (including Nominee) that holds any Beneficial Ownership interest in the Properties to which Target is entitled, whether by contract or otherwise (the “Non-Party Properties”), to convey such Beneficial Interests to Target on forms of transfer reasonably satisfactory to Buyer.
ARTICLE VII
 POST-CLOSING COVENANTS
The Parties agree as follows with respect to the period following the Closing.
Section 7.01                    General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and the Transactions, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, provided, in the event Buyer requires any additional financial documents, statements or information from HoganTaylor LLP, such other documents, statements or information shall be at the sole cost and expense of Buyer. In addition, for a period of two (2) years after the Closing Date, Seller agrees to reasonably cooperate with and, at Buyer’s sole cost and expense, assist Buyer, as reasonably requested by Buyer, in connection with the transition of various accounting matters related to the Properties.
Section 7.02                    No Intermediary Transaction Tax Shelter.  Buyer shall not take any action with respect to the Target subsequent to the Closing that would cause any of the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.
Section 7.03                    Post-Acquisition Attorney-Client Issues.
(a)          Owner’s Post-Acquisition Use of Law Firm. Each Party to this Agreement acknowledges that (i) one or more of Target and Seller have retained Law Firm to act as their counsel in connection with the Transactions as well as other past and ongoing matters, (ii) except for Target, Seller, Manager and Nominee, Law Firm has not acted as counsel for any other Person in connection with the Transactions, and (iii) no Person other than Target, Manager, Nominee and

Seller has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Buyer (A) waives and will not assert, and will cause each of its Subsidiaries to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of Seller or Seller’s Affiliate in any matter involving the Transactions (including any litigation, arbitration, mediation, or other proceeding), and (B) consents to, and will cause each of its Subsidiaries to consent to, any such representation, even though, in each case, (1) the interests of Seller and/or Seller’s Affiliate may be directly adverse to Buyer or any of its Subsidiaries, (2) Law Firm may have in the past represented Target or its Affiliates in a substantially related matter, or (3) Law Firm may be handling other ongoing matters for Buyer, Target, or any of their respective Subsidiaries or Affiliates.
(b)          Buyer’s Non-Access to Target’s Legal Records re Acquisition Transaction.  Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries will have any right to access or control any of Law Firm’s records relating to or affecting the Transactions, which will be the property of (and be controlled by) Target, Nominee, Manager and Seller, as applicable.
(c)          Seller’s Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation.  Buyer agrees, on its own behalf and on behalf of its Subsidiaries, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Target, Nominee, Manager and Seller, as applicable, and will not pass to or be claimed by Buyer, Target, or any of their Subsidiaries, and (ii) Target, Nominee, Manager and Seller, as applicable, will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications.  Accordingly, Buyer will not, and will cause each of its Subsidiaries not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller, Manager, Nominee or one of their respective Affiliates; or (B) take any action that, to Buyer’s Knowledge, could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller, Manager, Target, Nominee or one of their respective Affiliates.  Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries, that in the event of a dispute between Seller, Manager, Nominee or one of their respective Affiliates, on the one hand, and Target or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller, Manager, Nominee or Affiliate thereof any Attorney-Client Communication made, developed or shared during the course of Law Firm’s joint representation.
Section 7.04                    Tax Matters.
(a)          With respect to all periods of time prior to and after the Effective Time, the Manager shall be the tax matters partner of Target with sole authority to act as such for and on behalf of Target including the authority to respond to and settle any Income Tax audits or Tax controversies or other similar proceedings pertaining to or arising from such period of time; provided, however, to the extent any such Income Tax audits or Tax controversies involve any Taxes which could be economically borne directly or indirectly by Buyer, Buyer shall have the right to participate in each such audit and controversy, the Manager shall keep Buyer reasonably informed with respect to the proceedings in respect of such audit and controversy (including providing copies of all written correspondence), and Manager may not settle any such audit or controversy without the express written consent of Buyer, not to be unreasonably withheld.
(b)          The Purchase Price, as adjusted pursuant to Section 2.04, shall be allocated among the assets of Target in a manner consistent with Sections 743, 754 and 755 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”).  The Allocation shall be delivered by Buyer to Seller within ninety (90) days after the Closing Date for Seller’s approval, which approval shall not be unreasonably withheld.  Buyer and Seller shall work in good faith to resolve any disputes relating to the Allocation.  If Buyer and Seller are unable to resolve any such dispute within thirty (30) days of Buyer’s delivery of the Allocation to Seller, such dispute shall be resolved promptly by the Accounting Arbitrator, the costs of which shall be borne equally by Buyer and Seller. The Parties shall file, or cause to be filed, all Tax Returns consistent with the Allocation as so determined pursuant to this Section 7.04(b). No Party shall take any Tax position inconsistent with such Allocation and no Party shall agree to any proposed adjustment to the Allocation by any Governmental Entity without first giving the other Parties prior written notice.
(c)          The Manager shall prepare and timely file when due all Tax Returns required to be filed for the periods prior to and after the Effective Time, provided, however, to the extent that such Tax Returns involve any Taxes which could be economically borne directly or indirectly by Buyer, the Manager shall provide a draft of each such Tax Return to Buyer at least twenty (20) days prior to the due date of its filing and shall incorporate any reasonable comments provided by Buyer at least ten (10) days prior to the due date of its filing.
(d)          Any payments made to any Party pursuant to Article IX shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Seller and Buyer on their Tax Returns to the extent permitted by Law.
(e)          Notwithstanding anything herein to the contrary, the effective time of the purchase and sale of the Transferred Interests hereunder shall, solely for Income Tax purposes, be 11:59 p.m. local time on the Closing Date.
(f)          Without limiting or modifying the other terms herein, the Parties shall, and Seller shall cause the Target, to reasonably cooperate in all matters relating to Taxes of or resulting from Target or its assets or operations for any period that ends on or includes the Closing Date.
ARTICLE VIII
 CONDITIONS TO OBLIGATION TO CLOSE
Section 8.01                    Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the Transactions is subject to satisfaction of each of the following conditions:
(a)          the representations and warranties set forth of Seller set forth in this Agreement (including those set forth in in Section 3.01, Section 3.02, Section 4.01 and Article V) shall be true and correct in all material respects (without regard to any qualifications as to “materiality” or “Material Adverse Change” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date;
(b)          Owners shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Owners shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)          no action, suit, or proceeding shall be threatened in writing or pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation thereof (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (iii) result in substantial damages to Buyer or Target in connection with the consummation of the Transactions;
(d)          except for Third Party Consents associated with sub-paragraph (h) under the definition of “Permitted Liens” in Article I, Owners shall have received all Third Party Consents by the Closing Date, provided, in the event Owners have not received all such Third Party Consents by the Closing Date, Buyer shall proceed with the Closing notwithstanding the foregoing and Buyer shall be entitled to indemnification with respect thereto in accordance with Article IX;
(e)          the Transferred Interests and Properties shall be free and clear of all Liens (other than the Permitted Liens);
(f)          the sum of (i) the aggregate amount of all Title Defect Amounts and reductions to the Purchase Price determined under Section 2.04 and Section 3.07, less (ii) the aggregate amount of all Title Benefit Amounts determined under Section 2.04 and Section 3.07, plus (iii) the aggregate amount of all Casualty Losses (including, if any Properties affected by a Casualty Loss were Defective Support Properties, the effect that the loss of such Defective Support Properties would have on the Allocated Values of the other Properties) occurring prior to the Closing shall be less than 10% of the unadjusted Purchase Price;
(g)          the Non-Party Properties shall have been conveyed to Target in accordance with Section 6.08;
(h)          Seller shall be ready, willing and able to deliver the documents and other items to be delivered by or on behalf of Seller pursuant to Section 2.08; and
(i)          Seller and Target have not delivered any notices of Post-Agreement Disclosures during the preceding five (5) Business Days.
Notwithstanding anything to the contrary contained herein, Buyer may waive any condition specified in this Section 8.01 if it executes a writing so stating at or prior to the Closing.

Section 8.02                    Conditions to Owners’ Obligation.  Owners’ obligation to consummate the Transactions is subject to satisfaction of each of the following conditions:
(a)          the representations and warranties set forth in Section 4.02 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;
(b)          Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;
(c)          no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation thereof (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (iii) result in substantial damages to Seller, Target or Nominee in connection with the consummation of the Transactions;
(d)          the sum of (i) the aggregate amount of all Title Defect Amounts and reductions to the Purchase Price determined under Section 2.04 and Section 3.07, less (ii) the aggregate amount of all Title Benefit Amounts determined under Section 2.04 and Section 3.07, plus (iii) the aggregate amount of all Casualty Losses (including, if any Properties affected by a Casualty Loss were Defective Support Properties, the effect that the loss of such Defective Support Properties would have on the Allocated Values of the other Properties) occurring prior to the Closing shall be less than 10% of the unadjusted Purchase Price; and
(e)          Buyer shall be ready, willing and able to deliver the documents and other items to be delivered by or on behalf of Buyer pursuant to Section 2.08.
Notwithstanding anything to the contrary contained herein, Seller may waive any condition specified in this Section 8.02 if it executes a writing so stating at or prior to the Closing.
ARTICLE IX
 REMEDIES FOR BREACHES OF THIS AGREEMENT; INDEMNITIES; SURVIVAL
Section 9.01                    Survival of Representations, Warranties and Covenants.
(a)          Except as otherwise provided in this Section 9.01, the representations and warranties of Seller contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of 12 months thereafter.

(b)          The Fundamental Representations shall survive the Closing hereunder and continue in full force and effect until the expiration of the applicable statute of limitations.
(c)          The representations and warranties contained in Section 3.02 shall survive the Closing hereunder and continue in full force for a period of 90 days thereafter.
(d)          The representations and warranties contained in Section 3.01(a) and Section 3.01(b) shall terminate immediately following the Closing.  The special warranty contained in Section 3.01(c) shall survive the Closing and continue in full force and effect indefinitely.
(e)          The covenants of Seller, Manager and Buyer contained herein that are to be performed at or prior to the Closing shall survive Closing for a period of 12 months.
(f)          The covenants of Seller, Manager and Buyer contained herein that are to be performed after the Closing (collectively, the “Post-Closing Covenants”) shall survive the Closing and continue in full force and effect until 30 days after the expiration of the time to perform such covenant or, if no such time is expressly stated herein, until the expiration of the applicable statute of limitation.
(g)          The representations and warranties of Buyer contained herein shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.
(h)          The indemnities in Section 9.02(a)(i), Section 9.02(a)(ii), Section 9.03(a) and Section 9.03(b) shall terminate as of the termination date of each respective representation, warranty or covenant that is subject to indemnification.
(i)          Seller’s indemnities set forth in Sections 9.02(a)(iii) through 9.02(a)(viii) shall, in each case, shall survive the Closing and continue in full force and effect indefinitely.
(j)          Notwithstanding the foregoing, there shall be no termination of any bona fide Claim asserted pursuant to the indemnities in Section 9.02(a) or Section 9.03 prior to the date of termination for such indemnity.
Without limiting any of the foregoing, Owners hereby expressly disclaim all, and Buyer hereby agrees that no Owner shall have any liability or responsibility for, any representation, warranty, statement or communication made or communicated (orally or in writing, including without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Target, the Manager, Seller or any of their respective Affiliates) to Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement or in the Assignment or in any other Transaction Document.
Section 9.02                    Indemnification Provisions for Buyer’s Benefit.
(a)          Indemnification Obligations.  Subject to the limitations set forth in Section 9.01 and this Section 9.02, from and after the Closing, Seller shall indemnify, defend and hold Buyer and each of its Affiliates, and each of their respective officers, members, partners, managers, directors, employees and agents (collectively, the “Buyer Indemnitees”), harmless from and against, and pay to the applicable Buyer Indemnitees the amount of, any and all Liabilities arising out of or related to, based upon, attributable to or resulting from:
(i)          any breach or inaccuracy of any of the representations and warranties of Seller, Target, Manager or Nominee contained herein or in the certificate delivered at Closing on behalf Seller pursuant to Section 2.08(c);
(ii)          any breach of any of the covenants of Seller, Manager, Target or Nominee contained herein;
(iii)          any actions or activities of Target not directly related to Target’s ownership or operation of the Properties, including any Liabilities associated with violations of federal or state securities Laws;
(iv)          the payment (or non-payment) of Burdens to which the Properties are subject or amounts that are attributable to periods prior to the Effective Time for which Target (or Nominee) has or had responsibility by virtue of its ownership interest in the Properties during such periods, and amounts for which Seller is responsible pursuant to Section 2.09;
(v)          except for (and without limiting Buyer’s responsibility for) Asset Taxes to the extent requiring an upward Purchase Price adjustment under Article II, any Taxes of Target;
(vi)          the disposal or transportation of any Hazardous Materials from any of the Properties to any location not on the Properties or lands unitized therewith, in each case, to the extent attributable to periods prior to the Effective Time;
(vii)          any personal injury, death or property damage with respect to Target’s and Nominee’s ownership of the Properties, in each case, that are either (a) attributable to periods of time prior to the Effective Time or (b) attributable to periods of time prior to the Closing and to the extent Target has coverage under any of its insurance policies for any Liabilities with respect thereto; and
(viii)          any failure to obtain any Third Party Consents.
(b)          Indemnification Limits.
(i)          Thresholds.  Seller shall not have any obligation to indemnify the Buyer Indemnitees pursuant to Sections 9.02(a)(i) (other than with respect to any breach of the Fundamental Representations or the special warranty contained in Section 3.01(c)) unless and until the Buyer Indemnitees have suffered aggregate Liabilities (A) with respect to an individual Claim thereunder, in an amount that exceeds the Individual Claim Threshold, and (B) with respect to all Claims thereunder, together with all Title Defect Amounts determined pursuant to Article III (regardless of whether the Purchase Price was adjusted prior to Closing for such Title Defects under Section 2.04 and Article III) that, in the aggregate, exceed the Aggregate Threshold. In the event the Buyer Indemnitees have suffered such Liabilities exceeding the Aggregate Threshold, subject to the Individual Claim Threshold, Seller and/or Manager, as the case may be, will thereafter be obligated, subject to Section 9.02(b)(ii), to indemnify the Buyer Indemnitees from and against the entire amount of all such Liabilities from and including the first such dollar; provided however, that the Buyer Indemnitees shall not recover twice for any amounts for which the Purchase Price was adjusted under Article III prior to Closing.
(ii)          Ceilings.  The obligation of Seller to indemnify the Buyer Indemnitees pursuant to (A) Sections 9.02(a)(i) (other than with respect to any breach of the Fundamental Representations, a failure to perform any Post-Closing Covenant or the special warranty contained in Section 3.01(c)) shall not exceed, in the aggregate fifteen percent (15%) of the unadjusted Purchase Price, and (B) Section 9.02(a)(viii) shall not, with respect to any Property affected by the failure to obtain the applicable Third Party Consent, exceed the Allocated Value of such Property.
Section 9.03                    Indemnification Provisions for the Seller’s Benefit.  Subject to the limitations set forth in Section 9.01, from and after the Closing, Buyer shall indemnify, defend and hold Seller and each of its Affiliates (other than Target or Nominee), and each of their respective officers, members, partners, managers, directors, employees and agents (collectively, the “Seller Indemnitees”), harmless from and against, and pay to the applicable Seller Indemnitees the amount of, any and all Liabilities arising out of, based upon, attributable to or resulting from:
(a)          any breach or inaccuracy of any of the representations and warranties of Buyer contained herein or in the certificate delivered at Closing by Buyer pursuant to Section 2.08(g); or
(b)          any breach of any of the covenants of Buyer contained herein.
Section 9.04                    Claim Notices; Matters Involving Third Parties.
(a)          In order to seek a claim for indemnification under this Article IX, an Indemnified Party shall deliver to the applicable Indemnifying Party a notice of the applicable Liability for which indemnification is being sought hereunder (a “Claim Notice”), with such Claim Notice containing the details as to such Liability (and the particular provision of this Article IX on which the Indemnified Party is relying) that are known to the Indemnified Party as of such time, with such Claim Notice as to any Third-Party Claim to be delivered promptly (but in any event within ten Business Days after such Indemnified Party becomes aware of the Liability that is subject to indemnification hereunder); provided, however, that no delay on the part of the Indemnified Party in delivering any Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced.
(b)          If any Third Party shall notify any Party with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party under this Article IX, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third-Party Claim) deliver a Claim Notice with respect thereto to the applicable Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced.
(c)          Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must first admit in writing its obligation to indemnify the Indemnified Party prior to such assumption and the Indemnifying Party thereafter must conduct the defense of the Third-Party Claim actively, diligently and utilizing commercially reasonable judgment thereafter in order to preserve his, her, or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
(d)          Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 9.04(c), the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate; provided, so long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 9.04(c), (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement (A) finally resolves the Indemnified Party’s liability with respect to the Third-Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party without any admission or finding of fault or liability), and (B) involves only the payment of money damages fully covered by the indemnity and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Seller (if Seller is the Indemnifying Party) or the Buyer (if the Buyer is the Indemnifying Party), such consent not to be unreasonably withheld or delayed.  Notwithstanding anything to the contrary herein, to the extent that an adverse judgment or action with respect to a Third-Party Claim could reasonably be expected to lead to a material restriction on Buyer, its Affiliates, its or their business or the operation of its or their assets, and Buyer is the Indemnified Party, then Buyer shall have the right to control any defense or settlement of such Claim at the sole cost and expense of Buyer and will have no further rights to indemnification with respect to such Third-Party Claim against the Indemnifying Parties.
(e)          In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 9.04(c), however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.
Section 9.05                    Determination of Liabilities; Offset Against Seller Note.
(a)          All indemnification payments under this Article IX shall be paid by the Indemnifying Party net of any insurance proceeds actually received by the Indemnified Party.  All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price.
(b)          The amount of any Liabilities for which an Indemnified Party is entitled to indemnity under this Agreement shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liabilities (net of any collection costs);

provided, however, that no Party shall be required to recover under any policy of insurance as a condition to indemnification hereunder.
(c)          Each of the Parties, on behalf of itself and the other Buyer Indemnitees and Seller Indemnitees, as applicable, hereby expressly waives and releases any and all special, indirect, consequential, punitive, remote, speculative and exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement or the Transactions, unless such damages are included in a Third-Party Claim and the Indemnified Party is liable to the Third Party claimant for such damages as determined by a final and non-appealable order of a court of competent jurisdiction.
(d)          In the event a Buyer Indemnified Party is entitled to indemnity under this Agreement, any such Liabilities shall or may, as applicable, be offset against the Seller Note in accordance with the terms, provisions and restrictions set forth in Section 2.10, but the foregoing shall not limit the indemnification rights of the Buyer Indemnified Parties hereunder subject to the terms, provisions and limitations set forth in this Agreement.
Section 9.06                    Remedies.  Each Party acknowledges and agrees that, from and after the Closing, the foregoing indemnification provisions in this Article IX shall be the exclusive remedy of the Parties hereunder with respect to any breach of a representation, warranty or covenant contained in (a) Section 3.01(a), Section 3.01(b), Section 3.02, Article IV, Article V, or Article VI of this Agreement (the “Exclusive Remedy Provisions”) and (b) the Transaction Documents other than this Agreement to the extent they cover matters addressed in the Exclusive Remedy Provisions, provided, the Parties agree that the forgoing exclusive remedy, and the waiver and release contained in the final sentence of this Section 9.06, shall not apply to (x) any failure of the Manager or Seller to perform any Post-Closing Covenants or (y) any breach of the special warranty contained in Section 3.01(c) or (z) any breach of the Transaction Document referenced in Sections 2.08(b) and (i). Without limiting the generality of the foregoing or the right of any Party to rely on the representations and warranties made to such Party herein or in the certificates delivered at Closing pursuant to Section 2.08(c) and Section 2.08(g) or in any Transaction Document, or the rights of the Parties pursuant to Section 9.02(a) or Section 9.03, as applicable, following the Closing, each Party, on behalf of itself and the other Buyer Indemnitees and Seller Indemnitees, as applicable and to the extent permitted by applicable Law, hereby waives any other right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the other Parties with respect to, and hereby releases the other Parties from any other claim, demand, or liability that may be based upon, arise out of or relate to, in each such case, any breach of a representation, warranty or covenant contained in (x) the Exclusive Remedy Provisions or (y) the Transaction Documents other than this Agreement to the extent they cover matters addressed in the Exclusive Remedy Provisions.
ARTICLE X
 TERMINATION
Section 10.01                    Termination of Agreement. This Agreement may be terminated as provided below:

(a)          Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)          Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that (i) Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, (ii) Buyer reasonably believes that such breach has caused, or will cause, any of the conditions set forth in Section 8.01 (other than Sections 8.01(c) and (f)) not to be met by the Target Closing Date, (iii) Buyer has notified Seller of the breach, and (iv) the breach (A) has continued without cure until the earlier to occur of a period of 30 days after the notice of breach and the Outside Termination Date, or (B) is of a nature that such breach cannot be cured by the Outside Termination Date;
(c)          Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event that (i) Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, (ii) Seller reasonably believe that such breach has caused, or will cause, any of the conditions set forth in Section 8.02 (other than Sections 8.02(c) and (d)) not to be met by the Target Closing Date, (iii) Seller has notified Buyer of the breach, and (iv) the breach (A) has continued without cure until the earlier to occur of a period of 30 days after the notice of breach and the Outside Termination Date, or (B) is of a nature that such breach cannot be cured by the Outside Termination Date;
(d)          by Buyer or Seller, as applicable, at any time prior to the Closing by giving written notice to the other such Party in the event that the conditions to Closing set forth in Sections 8.01(c) or (f) or Sections 8.02(c) or (d), as applicable, are not satisfied (or waived) as of the Outside Termination Date;
(e)          by Buyer or Seller, as applicable, by giving written notice to the other such Party in the event that the Closing shall not have occurred by the 15th Business Day following the Target Closing Date (the “Outside Termination Date”); and
(f)          by Buyer pursuant to Section 5.28 at any time prior to the Closing.
Notwithstanding anything in the foregoing to the contrary, no Party may terminate this Agreement (other than pursuant to Sections 10.01(a), (d) or (f)) if such Party is, at such time, in material breach of this Agreement.
Section 10.02                    Effect of Termination.
(a)          If this Agreement is terminated pursuant to any provision of Section 10.01, then, except for the provisions of Article I, Section 6.05, Section 9.05(c), this Section 10.02 and Article XI (other than Sections 11.01 and 11.15), which provisions shall explicitly survive termination of this Agreement, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except as otherwise provided in Section 10.02(b) below.
(b)          If this Agreement is terminated by Seller pursuant to Section 10.01(c) because of the failure of Buyer to Close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Section 8.01 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), and (B) Buyer nevertheless elects not to

Close, then, Seller shall, as its sole and exclusive remedy and in lieu of all other damages, be entitled to receive the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.  Seller agrees that Seller’s rights set forth in this Section 10.02(b) shall be the sole and exclusive remedies of Seller (other than with respect to those provisions that survive termination pursuant to Section 10.02(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 10.01(c) in the circumstances described in this Section 10.02(b).  If Buyer has the right to terminate this Agreement pursuant to Section 10.01(b) because of a material breach of this Agreement by Seller which has not been cured on or before the Outside Termination Date, and each of the conditions contained in Section 8.02 (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), then Buyer shall have the right, as its sole and exclusive remedy and in lieu of all other damages, to elect to either (1) seek specific performance or (2) terminate this Agreement and, in conjunction therewith, receive a return of the Deposit.
(c)          If this Agreement is terminated for any reason other than as set forth in Section 10.02(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall return the Deposit (within 2 Business Days following such termination) to Buyer, free and clear of any claims thereon by Seller.
ARTICLE XI
 MISCELLANEOUS
Section 11.01                    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement or any of the Transactions prior to the Closing without the prior written approval of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall restrict a Party from making any such press release or public announcement required by any applicable Law, Governmental Entity or stock exchange.  No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, and the Buyer Indemnitees and Seller Indemnitees, as applicable; provided, however, that only a Party shall have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the other members of the Seller Indemnitees or Buyer Indemnitees, as applicable (but shall not be obligated to do so).
Section 11.03                    Entire Agreement.  THIS AGREEMENT, THE EXHIBITS AND SCHEDULES ATTACHED HERETO AND THE TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES RESPECTING THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY RELATE IN ANY WAY TO THE SUBJECT MATTER HEREOF.

Section 11.04                    Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.
Section 11.05                    Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or digitized transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.
Section 11.06                    Headings.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 11.07                    Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when sent by facsimile transmission or electronic mail (with either a follow-up notice sent in accordance with the foregoing subpart (b) or with written confirmation by the recipient of receipt of such transmission or e-mail) to the recipient, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Seller:
Kaiser Acquisition and Development, LLC
6733 South Yale Ave.
Tulsa, Oklahoma 74136
Attn:  Don Millican and Jim Sullivan
Phone:    +1-918-494-0000
Fax:         +1-918-491-4694 (Don Millican)
+1-918-491-4215 (Jim Sullivan)
Email:     DonM@KFOC.net; JimS@KFOC.net

With a Copy to: Robert Bull Frederic Dorwart, Lawyers 124 East Fourth Street Tulsa, Oklahoma 74103 Phone: +1-918-583-9922 Fax: +1-918-583-8251 Email: rbull@fdlaw.com
If to Buyer: Energy 11 Operating Company, LLC 5815 N. Western Ave. Oklahoma City, OK 73118 Attn: Cliff Merritt Phone: 405-208-8107 Email: cliff.merritt@energyeleven.com and	With a Copy to: Barlow Garsek & Simon, LLP 920 Foch Street Fort Worth, Texas 76107 Attn: Zachary Garsek Phone: 817-731-4500 Fax: 817-731-6200 Email: zgarsek@bgsfirm.com

Energy 11 Operating Company, LLC 5815 N. Western Ave. Oklahoma City, OK 73118 Attn: Anthony F. Keating, III Phone: 405-456-0891 Email: chip@keatinginv.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
Section 11.08                    Governing Law; Exclusive Forum.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Oklahoma (without regard to or application of any conflict of laws principles).  The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or any of the Transactions shall be brought in the United States Federal District Court for the Northern District of Oklahoma, with respect to any matter over which such Court may exercise subject matter jurisdiction, and to the extent that a United States Federal District Court Judge or Magistrate for the Northern District of Oklahoma shall decide that it lacks subject matter jurisdiction over any such dispute brought in such forum (or otherwise decides that such dispute may not be resolved in such forum for any other reason), the state courts located in Tulsa, Oklahoma, and that any cause of action arising out of this Agreement or any of the Transactions shall be deemed to have arisen from a transaction of business in the State of Oklahoma.  Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts thereof) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
Section 11.09                    WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO (BY EACH SUCH PARTY’S RESPECTIVE EXECUTION OF THIS AGREEMENT) HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SELLER NOTE OR ANY OF THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY IN ENFORCEMENT THEREOF.  THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY TO THIS AGREEMENT AND EACH PARTY HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

Section 11.10                    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 11.11                    Severability.  In the event any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by Law.
Section 11.12                    Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents and the Transactions.  Without limiting the generality of the foregoing, (a) all transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”), all mortgage and intangible taxes, recording fees and expenses, and similar fees and charges associated with the recording of the Mortgage and UCC financing statement to be recorded therewith, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation, and (b) in any action brought by a Party hereto to enforce the obligations of any other Party hereto, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party's reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).
Section 11.13                    Construction.
(a)          The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(b)          The word “including” shall be deemed to be followed by ‘without limitation’ or ‘but not limited to’ whether or not it is followed by such words.

(c)          Unless the context otherwise requires, (i) a reference to the singular shall include a reference to the plural and vice-versa, (ii) a reference to any gender shall include a reference to the other gender and (iii) a reference to a “Party” or the “Parties” within any article or section of this Agreement to which the Manager has joined (such articles and sections as referenced in the signature page of this Agreement) shall include the Manager.
(d)          The Exhibits and Schedules attached hereto shall form part of this Agreement and in the event of any conflict between or among the body of this Agreement, the Exhibits, the Schedules, or any combination of the foregoing, the body of this Agreement shall prevail.  For the avoidance of doubt, the Disclosure Schedules shall be deemed to modify the numerically corresponding representations and warranties set forth in Article V and shall not be deemed to be in conflict with the body of this Agreement.
(e)          Unless otherwise provided to the contrary, all references to days, months or years shall be deemed to be references to calendar days, months or years.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(f)          All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.
Section 11.14                    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 11.15                    Tax Disclosure Authorization.  Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) of the Transactions; provided, however, that such disclosure may not be made until the earlier of date of (a) public announcement of discussions relating to the Transactions, (b) public announcement of the Transactions, or (c) execution of an agreement (with or without conditions) to enter into the Transactions. This authorization is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transactions, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Transactions), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the Transactions.
Section 11.16                    Conspicuousness.  The Parties agree that the provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 11.17                    Kaiser Guarantee.  Kaiser (a) indirectly controls Kaiser Acquisition and Development, LLC and is a Seller, (b) is familiar with all of the terms and conditions of the Transaction Documents, (c) acknowledges that he will substantially benefit if the transactions provided for in the Transaction Documents are consummated and performed in accordance with their respective terms, and (d) therefore, by execution of this Agreement, Kaiser hereby agrees that he will be jointly and severally liable for (and hereby irrevocably and unconditionally guarantees the full, complete, and timely performance and payment when due of) all of the obligations of the Seller and Manager under the Transaction Documents (the “Guaranteed Parties”), including all of their respective payment obligations under the applicable provisions of the Transaction Documents (including with respect to Purchase Price adjustments, payment of revenues and expenses, and obligations arising under Section 9.02) and each Buyer Indemnitee’s reasonable out-of-pocket costs, expenses and damages (including attorneys’ fees and costs of litigation or arbitration) arising from Seller’s or Manager’s failure to fully, faithfully and promptly pay and perform its obligations and covenants under the Transaction Documents in accordance with the terms and provisions of this Agreement and each other Transaction Document (the “Guaranteed Obligations”).  This foregoing guaranty (“Guaranty”) constitutes a guaranty of payment and not of collection, and the obligations of Kaiser under this Guaranty are primary obligations of Kaiser, and a separate action or actions may be brought and prosecuted against Kaiser to enforce this Guaranty, without any requirement that any Buyer Indemnitee must first exercise its rights against Seller and irrespective of whether any action is brought against Seller or other Person or whether Seller or other Person is joined in such action or actions.  If any of the Guaranteed Obligations is not punctually paid when due, unless and except to the extent the applicable Guaranteed Parties have defenses and offsets they can raise in its capacity as “Seller” pursuant to their rights under this Agreement (and in the case of any such offsets, only to the extent that Kaiser has the power and authority to, and actually does, cancel the payment or other obligation to be so offset against the amount (or a portion thereof) of the applicable Guaranteed Obligation), Kaiser shall promptly pay the Guaranteed Obligations that are due and payable. There are no conditions precedent to the enforcement of this Guaranty, and the obligations of Kaiser hereunder shall be continuing, absolute, and unconditional. Kaiser hereby unconditionally and irrevocably waives diligence, presentment, demand, protest, and all notices whatsoever in respect of the Guaranteed Obligations and this Guaranty and any requirement that a Buyer Indemnitee exhaust any right, power, or remedy or proceed against Seller or any other Person under the Transaction Documents.  Kaiser warrants and agrees that his acknowledgments, covenants and waivers set forth in this Section 11.17 are made voluntarily and unconditionally after consultation with legal counsel and with full knowledge of their significance and consequences.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
BUYER:	ENERGY 11 OPERATING COMPANY, LLC

By /s/ Anthony F. Keating, III Name: Anthony F. Keating, III Title: Co-Chief Operating Officer

Buyer Signature Page to Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLER:	KAISER ACQUISITION AND DEVELOPMENT, LLC By Kaiser-Francis Management Company, L.L.C., its Manager

/s/ Don P. Millican Name: Don P. Millican Title: President

George B. Kaiser By: /s/ Don P. Millican Don P. Millican, Attorney-in-Fact

TARGET:	KAISER ACQUISITION AND DEVELOPMENT – WHITING, LLC By Kaiser-Francis Management Company, L.L.C., its Manager

/s/ Don P. Millican Name: Don P. Millican Title: President

MANAGER:	KAISER-FRANCIS MANAGEMENT COMPANY, L.L.C. (As to Section 7.04 and Articles IX and XI only):

/s/ Don P. Millican Name: Don P. Millican Title: President
Seller, Target and Manager Signature Page to Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
KAISER:
/s/ George B. Kaiser George B. Kaiser, individually

Kaiser Signature Page to Interest Purchase Agreement